Exhibit 2.1

THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

VICTORIA DIVISION

)
In re:	)	Chapter 11
)
LINN ENERGY, LLC, et al.,[1]	)	Case No. 16-60040
)
Debtors.	) )	(Jointly Administered) David R. Jones

AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

LINN ACQUISITION COMPANY, LLC AND BERRY PETROLEUM COMPANY, LLC

Paul M. Basta, P.C. (admitted pro hac vice)

Stephen E. Hessler, P.C. (admitted pro hac vice)

Brian S. Lennon (admitted pro hac vice)

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Facsimile: (212) 446-4900

Patricia B. Tomasco (TX Bar No. 01787600)

Matthew D. Cavenaugh (TX Bar No. 24062656)

Jennifer F. Wertz (TX Bar No. 24072822)

JACKSON WALKER L.L.P.

1401 McKinney Street, Suite 1900

Houston, Texas 70010

Telephone: (713) 752-4200

Co-Counsel to the Debtors and Debtors in Possession

–and–

James H.M. Sprayregen, P.C. (admitted pro hac vice)

Joseph M. Graham (admitted pro hac vice)

Alexandra Schwarzman (admitted pro hac vice)

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Facsimile: (312) 862-2200

Thomas B. Walper (admitted pro hac vice) Seth Goldman (admitted pro hac vice) MUNGER, TOLLES & OLSON LLP 355 S. Grand Avenue, 35th Floor Los Angeles, CA 90071 Telephone: (213) 683-9100

Co-Counsel to the Debtors and Debtors in Possession Dated: January 25, 2017	Counsel to the Berry Debtors and Berry Debtors in Possession

[1]	The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal tax identification number are as follows: Linn Energy, LLC (7591); Berry Petroleum Company, LLC (9387); LinnCo, LLC (6623); Linn Acquisition Company, LLC (4791); Linn Energy Finance Corp. (5453); Linn Energy Holdings, LLC (6517); Linn Exploration & Production Michigan LLC (0738); Linn Exploration Midcontinent, LLC (3143); Linn Midstream, LLC (9707); Linn Midwest Energy LLC (1712); Linn Operating, Inc. (3530); Mid-Continent I, LLC (1812); Mid-Continent II, LLC (1869); Mid-Continent Holdings I, LLC (1686); and Mid-Continent Holdings II, LLC (7129). The Debtors’ principal offices are located at JPMorgan Chase Tower, 600 Travis Street, Houston, Texas 77002.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		4
A.	Defined Terms	4
B.	Rules of Interpretation	18
C.	Computation of Time	18
D.	Governing Law	19
E.	Reference to Monetary Figures	19
F.	Conflicts	19

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		19
A.	Administrative Claims	19
B.	Priority Tax Claims	21
C.	Statutory Fees	21

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		22
A.	Classification of Claims and Interests	22
B.	Treatment of Claims and Interests	22
C.	Special Provision Governing Unimpaired Claims	27
D.	Elimination of Vacant Classes	27
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	27
F.	Voting Classes; Presumed Acceptance by Non-Voting Classes	27
G.	Presumed Acceptance and Rejection of the Plan	27
H.	Intercompany Interests	27
I.	Controversy Concerning Impairment	28
J.	Subordinated Claims and Interests	28

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		28
A.	General Settlement of Claims and Interests	28
B.	Berry Restructuring Transactions	28
C.	Sources of Consideration for Plan Distributions	29
D.	Berry-LINN Intercompany Settlement	32
E.	Corporate Existence	32
F.	Vesting of Assets in the Reorganized Berry Debtors	33
G.	Cancellation of Existing Securities and Agreements	33
H.	Corporate Action	34
I.	New Organizational Documents	35
J.	Directors and Officers of the Reorganized Debtors	35
K.	Section 1146 Exemption	35
L.	SEC Reporting Requirements	35
M.	Director, Officer, Manager, and Employee Liability Insurance	36
N.	Reorganized Berry Employee Incentive Plan	36
O.	Employee Obligations	36
P.	Effectuating Documents; Further Transactions	36
Q.	Preservation of Causes of Action	37
R.	Preservation of Royalty and Working Interests	37
S.	Payment of Certain Fees	37

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		38
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	38
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	38
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	39
D.	Preexisting Obligations to the Berry Debtors under Executory Contracts and Unexpired Leases	39
E.	Indemnification Obligations	39

F.	Insurance Policies	40
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	40
H.	Reservation of Rights	40
I.	Nonoccurrence of Effective Date	40
J.	Contracts and Leases Entered Into After the Petition Date	41

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		41
A.	Timing and Calculation of Amounts to Be Distributed	41
B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	41
C.	Manner of Payment	43
D.	SEC Exemption	43
E.	Compliance with Tax Requirements	44
F.	No Postpetition or Default Interest on Claims	44
G.	Setoffs and Recoupment	44
H.	No Double Payment of Claims	44
I.	Claims Paid or Payable by Third Parties	44
J.	Allocation of Distributions Between Principal and Interest	45

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		45
A.	Allowance of Claims	45
B.	Claims Administration Responsibilities	46
C.	Berry GUC Cash Distribution Pool	46
D.	Estimation of Claims	46
E.	Claims Reserve	47
F.	Adjustment to Claims without Objection	48
G.	Time to File Objections to Claims or Interests	48
H.	Disallowance of Claims	48
I.	Amendments to Proofs of Claim	48
J.	Reimbursement or Contribution	48
K.	No Distributions Pending Allowance	49
L.	Distributions After Allowance	49

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		49
A.	Compromise and Settlement of Claims, Interests, and Controversies	49
B.	Discharge of Claims and Termination of Interests	49
C.	Release of Liens	50
D.	Releases by the Debtors	50
E.	Releases by Holders of Claims and Interests	50
F.	Exculpation	51
G.	Injunction	51
H.	Protections Against Discriminatory Treatment	52
I.	Regulatory Activities	52
J.	Recoupment	52
K.	Document Retention	52

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		53
A.	Conditions Precedent to Confirmation	53
B.	Conditions Precedent to the Effective Date	54
C.	Waiver of Conditions	55
D.	Substantial Consummation	55
E.	Effect of Failure of Conditions	55

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		55
A.	Modification and Amendments	55
B.	Effect of Confirmation on Modifications	55
C.	Revocation or Withdrawal of Plan	56

ARTICLE XI. RETENTION OF JURISDICTION		56

ARTICLE XII. MISCELLANEOUS PROVISIONS		58
A.	Immediate Binding Effect	58
B.	Additional Documents	58
C.	Dissolution of the Committee	58
D.	Payment of Statutory Fees	59
E.	Reservation of Rights	59
F.	Successors and Assigns	59
G.	Notices	59
H.	Term of Injunctions or Stays	61
I.	Entire Agreement	61
J.	Exhibits	61
K.	Nonseverability of Plan Provisions	61
L.	Votes Solicited in Good Faith	62
M.	Waiver or Estoppel	62
N.	Closing of Chapter 11 Cases	62

INTRODUCTION

Linn Acquisition Company, LLC and Berry Petroleum Company, LLC, as debtors and debtors in possession, propose this amended joint plan of reorganization (the “Plan”) for the resolution of the outstanding claims against, and interests in, the Berry Debtors pursuant to the Bankruptcy Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I.A of the Plan. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, events during the Chapter 11 Cases, and projections of future operations for the Berry Debtors, as well as a summary and description of the Plan and certain related matters. The Berry Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan constitutes a separate plan of reorganization for each of the Berry Debtors, and, for the avoidance of doubt, is separate from the plan of reorganization that governs the restructuring of the LINN Debtors.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A. Defined Terms.

As used in the Plan, capitalized terms have the meanings set forth in the Introduction above or in the definitions below.

1. “503(b)(9) Claim” means a Claim or any portion thereof entitled to administrative expense priority pursuant to section 503(b)(9) of the Bankruptcy Code.

2. “Adequate Protection Claims” means the Berry Adequate Protection Claims (as defined in the Cash Collateral Order).

3. “Ad Hoc Group of Berry Unsecured Noteholders” means that certain ad hoc group of Holders of Berry Unsecured Notes represented by Quinn Emanuel Urquhart & Sullivan, LLP, Norton Rose Fulbright US LLP, and Houlihan Lokey, Inc., or any of its members or their affiliates.

4. “Administrative Claim” means a Claim for costs and expenses of administration of the Berry Estates under sections 503(b) (including 503(b)(9) Claims), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date through the Effective Date of preserving the Berry Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; (c) all fees and charges assessed against the Berry Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930; and (d) all Intercompany Claims authorized pursuant to the Cash Management Order (subject to the terms of the Berry-LINN Intercompany Settlement) to the extent provided in the Cash Management Order.

5. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims other than those that accrued in the ordinary course of the Berry Debtors’ business, which such deadline: (a) with respect to General Administrative Claims other than those that were accrued in the ordinary course of business, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 60 days after the Effective Date.

6. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

7. “Allowed” means with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest in a liquidated amount as to which no objection has been Filed prior to the Claims Objection Deadline and that is evidenced by a Proof of Claim or Interest, as applicable, timely Filed by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely Filed in an unliquidated or a different amount; or (c) a Claim or Interest that is upheld or otherwise allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith, or (iv) by Final Order (including any such Claim to which the Debtors had objected or which the Bankruptcy Court had disallowed prior to such Final Order); provided, that with respect to a Claim or Interest described in clauses (a) and (b) above, such Claim or Interest shall be considered Allowed only if and to the extent that with respect to such Claim or Interest no objection to the allowance thereof has been or, in the Debtors’ or Reorganized Debtors’ reasonable good faith judgment, may be interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Court, or such an objection is so interposed and the Claim or Interest, as applicable, shall have been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim or Interest is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim or Interest Filed after the Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

8. “Assumed Executory Contracts and Unexpired Leases” means those Executory Contracts and Unexpired Leases to be assumed by the applicable Reorganized Berry Debtors, as set forth on the Assumed Executory Contract and Unexpired Lease List.

9. “Assumed Executory Contract and Unexpired Lease List” means the list, as determined by the Berry Debtors or the Reorganized Berry Debtors, as applicable, of Executory Contracts and Unexpired Leases (with proposed cure amounts) that will be assumed by the Reorganized Berry Debtors, which list shall be included in the Plan Supplement; provided, that such list with respect to material Executory Contracts and/or material Unexpired Leases shall be reasonably acceptable to the Required Consenting Berry Creditors.

10. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

11. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

12. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

13. “Bar Date” means the applicable dates established by which respective Proofs of Claims and Interests must be Filed pursuant to the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(b)(9) Requests, and (IV) Approving Notice of Bar Dates, dated August 4, 2016 [Docket No. 756].

14. “Berry” means Berry Petroleum Company, LLC, a Delaware limited liability company.

15. “Berry 2020 Unsecured Notes” means those certain 6.75% senior unsecured notes due 2020, issued by Berry pursuant to the Berry Unsecured Notes Indenture.

16. “Berry 2022 Unsecured Notes” means those certain 6.375% senior unsecured notes due 2022, issued by Berry pursuant to the Berry Unsecured Notes Indenture.

17. “Berry Administrative Agent” means Wells Fargo Bank, National Association, as administrative agent under the Berry Credit Agreement.

18. “Berry Backstop Agreement” means that certain Backstop Commitment Agreement, dated as of December 20, 2016, by and among Berry, LAC, and the Berry Backstop Parties.

19. “Berry Backstop Agreement Order” means the Order (a) authorizing the Berry Debtors to enter into and perform their obligations under the Berry Backstop Agreement, and (b) providing that each of (i) the Berry Backstop Commitment Premium, (ii) any payments pursuant to the indemnification obligations payable by the Berry Debtors under the Berry Backstop Agreement, and (iii) any expense reimbursement payable by the Berry Debtors under the Berry Backstop Agreement shall constitute allowed administrative expenses of the Berry Debtors’ Estates under sections 503(b) and 507 of the Bankruptcy Code and shall be payable by the Berry Debtors as provided in the Berry Backstop Agreement Order, which Order shall be reasonably satisfactory to the Required Consenting Berry Noteholders.

20. “Berry Backstop Commitment Premium” means a nonrefundable aggregate premium equal to $23,450,000, which represents 7.0 percent of the Berry Rights Offerings Amount if there is a Berry Rights Offerings Increase, payable pursuant to the terms of the Berry Backstop Agreement Order in either (i) 2,345,000 additional shares of Reorganized Berry Preferred Stock, which stock will be convertible into Berry Common Stock, or (ii) if applicable, Cash.

21. “Berry Backstop Parties” means each Berry Initial Backstop Party and those certain Holders of Allowed Berry Unsecured Notes Claims that are parties to the Berry Backstop Agreement as of the relevant determination date who have agreed to provide a backstop commitment with regard to the Berry Rights Offerings, and each of their permitted transferees under the Berry Backstop Agreement.

22. “Berry Credit Agreement” means that certain Credit Agreement, dated as of November 25, 2010, by and among Berry, as borrower, the Berry Administrative Agent, and the lenders and agents party thereto, as may be amended, restated, or otherwise supplemented from time to time.

23. “Berry Debtors” means Berry and LAC.

24. “Berry Exit Facility” means the reserve based lending facility with (i) the Berry Exit Facility Initial Borrowing Base, (ii) Berry Lender Commitments equal to the Berry Exit Facility Initial Borrowing Base, and (iii) with initial outstanding borrowings equal to not more than $450 million minus the aggregate original principal amount of the Reorganized Berry Non-Conforming Term Notes (if any) issued by Reorganized Berry to Non-Electing Berry Lenders, with the remaining commitment available to be drawn, subject to the Berry Exit Facility Initial Borrowing Base and the conditions precedent to each draw, and subject to the terms and conditions set forth in the Berry Exit Facility Documents.

25. “Berry Exit Facility Documents” means in connection with the Berry Exit Facility, any new credit agreement, collateral documents, Uniform Commercial Code statements, guarantees, and other instruments, certificates, agreements, and other documents, to be dated as of the Effective Date, governing the Berry Exit Facility, which documents shall be included in the Plan Supplement in form and substance reasonably acceptable to the Berry Debtors and the Required Consenting Berry Creditors and shall be consistent with the Berry Exit Facility Term Sheet.

26. “Berry Exit Facility Initial Borrowing Base” means an initial borrowing base with respect to the Berry Exit Facility subject to the terms and conditions set forth in the Berry Exit Facility Documents equal to $550 million minus the aggregate original principal amount of the Reorganized Berry Non-Conforming Term Notes (if any) issued to Non-Electing Berry Lenders.

27. “Berry Exit Facility Term Sheet” means that certain term sheet setting forth the principal terms of the Berry Exit Facility, attached as Exhibit B to the Berry RSA.

28. “Berry First Tranche Rights” means the non-certificated rights to be distributed to the Berry Initial Backstop Parties that will enable the Holders thereof to purchase shares of Reorganized Berry Preferred Stock in the Berry First Tranche Rights Offering pursuant to the terms of the Berry Rights Offerings Procedures and the Berry Backstop Agreement.

29. “Berry First Tranche Rights Offering” means the offering of Berry Rights to the Berry Initial Backstop Parties, pursuant to which such parties are eligible to receive Reorganized Berry Preferred Stock at the Berry First Tranche Rights Offering Amount.

30. “Berry First Tranche Rights Offering Amount” means $60 million in aggregate amount of Berry First Tranche Rights to receive Reorganized Berry Preferred Stock at a price per share set by the Berry Backstop Agreement.

31. “Berry General Unsecured Claims” means any Unsecured Claim against a Berry Debtor that (a) is not otherwise paid in full pursuant to an order of the Bankruptcy Court, and (b) is not a Berry Unsecured Notes Claim.

32. “Berry GUC Cash Distribution Pool” means an aggregate amount of $35,000,000 in Cash, which shall be irrevocably funded on the Effective Date by the Berry Debtors or the Reorganized Berry Debtors, as applicable, and which shall be placed in a segregated bank account not subject to the control of the lenders or the administrative agent under the Berry Exit Facility, and administered by the Reorganized Berry Debtors for the sole benefit of the Holders of Allowed Berry General Unsecured Claims and/or applicable Allowed Berry Unsecured Notes Claims that irrevocably elect on each such Holder’s ballot to receive its Pro Rata Share of the $35,000,000 in Cash, and which account shall not, at any time, be subject to any liens, security interests, mortgages, or other encumbrances; provided, however, that (a) in no event shall the Holders of any Allowed Berry General Unsecured Claims and/or applicable Allowed Berry Unsecured Notes Claims that irrevocably elect to receive a Pro Rata share in Cash of the Berry GUC Cash Distribution Pool receive a Cash recovery in excess of $0.35 on each $1.00 of its Allowed Berry General Unsecured Claim and/or applicable Allowed Berry Unsecured Notes Claims, and (b) a portion of the Berry GUC Cash Distribution Pool may be used in connection with the claims reconciliation process to the extent agreed to in accordance with Article VII.B and as set forth in the Confirmation Order.

33. “Berry Initial Backstop Parties” means Oaktree Capital Management, L.P. and/or Benefit Street Partners, L.L.C., or their respective affiliated funds that are parties to the Berry Backstop Agreement.

34. “Berry Intercompany Claims” means any Claim held by one Debtor against a Berry Debtor, other than the Berry Intercompany Settled Claims.

35. “Berry Intercompany Settled Claims” means those certain Intercompany Claims held by the LINN Debtors against the Berry Debtors that shall be settled pursuant to the Berry-LINN Intercompany Settlement and the Plan.

36. “Berry Lender” means any secured party pursuant to the Berry Credit Agreement and Loan Documents (as defined in the Berry Credit Agreement).

37. “Berry Lender Claims” means any Claim against the Berry Debtors derived from or based upon the Berry Credit Agreement, including any Adequate Protection Claims of the Berry Lenders. The Berry Lender Claims are Allowed Claims as set forth in the proof of claim filed by the Berry Administrative Agent in the amount determined pursuant to Article III.B.3.

38. “Berry Lender Paydown” means Cash payments from (a) the $300 million from Cash proceeds of the Berry Rights Offerings, (b) the prepetition collateral account defined as the “Borrowing Base Account” in the Berry Credit Agreement, and (c) other amounts from the Berry Debtors’ Cash on hand, all in an amount equal to that necessary to satisfy the anti-hoarding provisions in the Berry Exit Facility, after payment of costs and expenses of the Chapter 11 Cases and payments and reserves expressly provided for in the Plan and consistent therewith. For the avoidance of doubt, the Berry Lender Paydown shall be in an aggregate amount equal to (a) the aggregate amount of all Allowed Berry Lender Claims minus (b) the sum of (i) the principal amount of the Berry Exit Facility (which amount shall not exceed $450 million minus the aggregate original principal amount of the Reorganized Berry Non-Conforming Term Notes on the Effective Date), plus (ii) the aggregate original principal amount of the Reorganized Berry Non-Conforming Term Notes; provided, that none of the Non-Electing Berry Lenders shall receive any portion of the Berry Lender Paydown and shall receive only a Reorganized Berry Non-Conforming Note in a principal amount equal to its Allowed Berry Lender Claim; provided, further, that each Electing Berry Lender shall receive a Berry Lender Paydown payment in the amount of (a) its Allowed Berry Lender Claim less (b) the amount of such Electing Berry Lender’s Allowed Berry Lender Claim that is deemed to be drawn loan pursuant to the Berry Exit Facility, plus (c) a Pro Rata share with respect to all Electing Berry Lenders of the amount of the Berry Lender Paydown that would otherwise be payable to a Non-Electing Berry Lender had such Non-Electing Berry Lender been a Consenting Berry Lender; provided, that any amount paid to such Electing Lender pursuant to clause (c) shall reduce the amount deemed to be drawn debt pursuant to clause (b).

39. “Berry-LINN Intercompany Settlement” means that certain settlement of the Berry Intercompany Settled Claims and the LINN Intercompany Settled Claims pursuant to the terms of the Plan and the Berry-LINN Intercompany Settlement Term Sheet, which shall be in form and substance reasonably acceptable to the LINN Debtors, the Berry Debtors, the Required Consenting LINN Creditors, and the Required Consenting Berry Creditors.

40. “Berry-LINN Intercompany Settlement Term Sheet” means that certain term sheet with respect to the Berry-LINN Intercompany Settlement to be included in the Plan Supplement.

41. “Berry Restructuring Transactions” means, collectively, those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Berry Debtors, the Required Consenting Berry Creditors, and the Berry Backstop Parties reasonably determine to be necessary or desirable to implement the Plan with respect to the Berry Debtors in a manner consistent with the Berry RSA and the Berry Backstop Agreement, including, without limitation, the Berry Rights Offerings, the Berry Exit Facility, the transactions contemplated by the New Organizational Documents, the transfer of assets to the Reorganized Berry Debtors that is intended to be a taxable transaction for U.S. federal income tax purposes, and the formation of Reorganized Berry, in each case, subject to the reasonable consent and approval rights of the applicable parties as set forth in the Berry RSA and the Berry Backstop Agreement, and the establishment and funding of the Berry GUC Cash Distribution Pool.

42. “Berry Rights” means the non-certificated rights that will enable the Holders thereof to purchase Reorganized Berry Preferred Stock in the Berry Rights Offerings at an aggregate purchase price of $300 million (or, if there is a Berry Rights Offering Increase, $335 million) at a price per share of $10.00, which Reorganized Berry Preferred Stock will be convertible into Reorganized Berry Common Stock.

43. “Berry Rights Offerings” means, collectively, (a) the Berry First Tranche Rights Offering, and (b) the Berry Second Tranche Rights Offering, both of which shall be conducted in connection with the Berry Restructuring Transactions pursuant to the Berry Backstop Agreement and Berry Backstop Agreement Order, and in accordance with the Berry Rights Offerings Procedures.

44. “Berry Rights Offerings Amount” means $300 million (or, if there is a Berry Rights Offerings Increase, $335 million) in aggregate amount of Berry Rights (as divided between (a) the Berry First Tranche Rights Offering Amount and (b) the Berry Second Tranche Rights Offering Amount).

45. “Berry Rights Offerings Increase” means, as set forth in the Berry Backstop Agreement, the increase of the Berry Second Tranche Rights Offering by $35 million that shall occur upon either (a) the mutual agreement between the Berry Debtors and the Berry Backstop Parties that additional Cash is required to fund the Plan, or (b) the Bankruptcy Court determines that the Plan is not feasible without additional funds in order to fund the Berry GUC Cash Distribution Pool.

46. “Berry Rights Offerings Participants” means, collectively, (a) the Holders of Allowed Berry Unsecured Notes Claims as of the Berry Rights Offerings Record Date, and (b) the Berry Backstop Parties.

47. “Berry Rights Offerings Procedures” means those certain rights offering procedures with respect to the Berry Rights Offerings, attached to the motion seeking approval of the Berry Backstop Agreement Order.

48. “Berry Rights Offerings Record Date” means the record date set by the Berry Rights Offerings Procedures, as of which date an Entity must be a record Holder of Allowed Berry Unsecured Notes Claims in order to be eligible to be a Berry Rights Offerings Participant.

49. “Berry RSA” means that certain Amended and Restated Restructuring Support Agreement, dated as of December 20, 2016, by and between the Berry Debtors and the Consenting Berry Creditors, as may be amended, restated, or supplemented from time to time.

50. “Berry Second Tranche Rights” means the non-certificated rights to be distributed to the Berry Rights Offerings Participants that will enable the Holders thereof to purchase shares of Reorganized Berry Preferred Stock in the Berry Second Tranche Rights Offering pursuant to the terms of the Berry Rights Offerings Procedures and the Berry Backstop Agreement.

51. “Berry Second Tranche Rights Offering” means the offering of Berry Rights to the Berry Rights Offerings Participants, pursuant to which such parties are eligible to receive Reorganized Berry Preferred Stock at the Berry Second Tranche Rights Offering Amount.

52. “Berry Second Tranche Rights Offering Amount” means $240 million (or, if there is a Berry Rights Offerings Increase, $275 million) in aggregate amount of Berry Second Tranche Rights to receive Reorganized Berry Preferred Stock at a price per share set by the Berry Backstop Agreement.

53. “Berry Unsecured Notes” means, collectively, (a) the Berry 2020 Unsecured Notes, and (b) the Berry 2022 Unsecured Notes.

54. “Berry Unsecured Notes Claims” means any Claim derived from or based upon the Berry Unsecured Notes.

55. “Berry Unsecured Notes Indenture” means that certain Indenture, dated as of June 15, 2006, by and between Berry, as issuer, and Wells Fargo Bank, National Association, as indenture trustee, as may be amended, restated, or supplemented from time to time.

56. “Berry Unsecured Notes Trustee” means the Bank of New York Mellon Trust Company, N.A., in its capacity as indenture trustee under the Berry Unsecured Notes, and any successor thereto.

57. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

58. “Cash” means the legal tender of the U.S. and equivalents thereof, including bank deposits, checks, and other similar items.

59. “Cash Collateral Order” means the Final Order under 11 U.S.C. §§ 105, 361, 362, 363, 507 and 552, and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral and (II) Granting Adequate Protection to Prepetition Lenders [Docket No. 743], as may be amended.

60. “Cash Management Order” means the Final Order (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System and Maintain Existing Bank Accounts and (B) Continue to Perform Intercompany Transactions, and (II) Granting Related Relief [Docket No. 731], as may be amended.

61. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, cross claim, reduction, subordination, or recoupment and claims under contracts or for breaches of duties imposed by law or regulation; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

62. “Chapter 11 Cases” means, collectively: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

63. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

64. “Claims and Noticing Agent” means Prime Clerk LLC, retained as the Debtors’ notice and claims agent pursuant to the Order Authorizing Retention and Appointment of Prime Clerk LLC as the Claims, Noticing, and Solicitation Agent [Docket No. 79].

65. “Claims Objection Deadline” means the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, after notice and hearing, upon a motion Filed before the expiration of the deadline to object to Claims or Interests.

66. “Claims Register” means the official register of Claims maintained by the Claims and Noticing Agent.

67. “Class” means a category of Claims or Interests as set forth in Article III of the Plan.

68. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

69. “Committee” means the statutory committee of unsecured creditors of the Debtors, appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on May 23, 2016, the membership of which may be reconstituted from time to time.

70. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

71. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

72. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

73. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

74. “Consenting Berry Creditors” means, collectively, (a) the Consenting Berry Lenders, and (b) the Consenting Berry Noteholders.

75. “Consenting Berry Lenders” means, collectively, those certain Holders of Berry Lender Claims that are or become parties to the Berry RSA from time to time.

76. “Consenting Berry Noteholders” means, collectively, those certain Holders of Berry Unsecured Notes Claims that are or become parties to the Berry RSA from time to time (including any party having the ability to direct or control such notes).

77. “Consummation” means the occurrence of the Effective Date.

78. “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed by the Berry Debtors pursuant to section 365 of the Bankruptcy Code, other than with respect to a default that is not required to be cured under section 365(b)(2) of the Bankruptcy Code.

79. “Debtors” means, collectively: (a) Linn Energy, LLC; (b) Berry Petroleum Company, LLC; (c) LinnCo, LLC; (d) Linn Acquisition Company, LLC; (e) Linn Energy Finance Corp.; (f) Linn Energy Holdings, LLC; (g) Linn Exploration & Production Michigan LLC; (h) Linn Exploration Midcontinent, LLC; (i) Linn Midstream, LLC; (j) Linn Midwest Energy LLC; (k) Linn Operating, Inc.; (l) Mid-Continent I, LLC; (m) Mid-Continent II, LLC; (n) Mid-Continent Holdings I, LLC; and (o) Mid-Continent Holdings II, LLC.

80. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Berry Debtors (or the LINN Debtors or the Reorganized LINN Debtors, as applicable, to the extent such coverage applies to the Berry Debtors) for current or former directors’, managers’, and officers’ liability.

81. “Disclosure Statement” means the Disclosure Statement for the Amended Joint Chapter 11 Plan of Reorganization of Linn Acquisition Company, LLC and Berry Petroleum Company, LLC, dated December 20, 2016 [Docket No. 1391], as may be amended, including all exhibits and schedules thereto, as approved pursuant to the Disclosure Statement Order.

82. “Disclosure Statement Order” means the Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation and Notice Procedures with Respect to Confirmation of the Amended Joint Plan of Reorganization of Linn Acquisition Company, LLC and Berry Petroleum Company, LLC, (III) Approving the Forms of Ballots and Notices in Connection Therewith, and (IV) Granting Related Relief [Docket No. 1399].

83. “Disputed” means with regard to any Claim or Interest, a Claim or Interest that is not yet Allowed.

84. “Distribution Record Date” means, other than with respect to any publicly-held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be the date that is five (5) Business Days after the Confirmation Date or such other date as designated in a Final Order of the Bankruptcy Court; provided, however, that solely with respect to Berry General Unsecured Claims, the Distribution Record Date shall be the first date that is a Business Day at least fifteen (15) days after the Confirmation Date or such other date as designated in a Final Order of the Bankruptcy Court.

85. “DTC” means the Depository Trust Company.

86. “Effective Date” means, with respect to the Plan and any such applicable Berry Debtor(s), the date that is the first Business Day upon which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.A and Article IX.B have been satisfied or waived (in accordance with Article IX.C); and (c) the Plan is declared effective with respect to such applicable Berry Debtor(s).

87. “Effective Date Notice” has the meaning set forth in Article II.A.2(c) herein.

88. “Electing Berry Lender” has the meaning set forth in Article III.B.3 herein.

89. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

90. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

91. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

92. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors, the Reorganized LINN Debtors, and the Reorganized Berry Debtors; (b) the Consenting Berry Creditors; (c) the Committee and each of its members; (d) the Berry Backstop Parties; (e) the Berry Administrative Agent; (f) the Berry Unsecured Notes Trustee; (g) the Ad Hoc Group of Berry Unsecured Noteholders; (h) each of the Berry Lenders; and (i) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former members, equity holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, predecessors, successors, assigns, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, restructuring advisors, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided, however, that neither Quantum Energy Partners, Sentinel Peak Resources, nor any of their officers, managers, or employees shall be “Exculpated Parties.”

93. “Executory Contract” means a contract to which one or more of the Berry Debtors is a party and that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

94. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

95. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases, including with respect to a Proof of Claim or Proof of Interest, the Claims and Noticing Agent.

96. “Final Order” means (i) an order or judgment of the Bankruptcy Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (ii) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Case (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules of the Bankruptcy Court, may be filed relating to such order shall not prevent such order from being a Final Order.

97. “Form Joint Operating Agreement” means one or more joint operating agreements reasonably satisfactory in form and substance to the Required Consenting Berry Creditors that shall replace the existing agency agreements for the LINN Debtors and Berry and shall contain standard provisions governing the rights and obligations afforded an operator and non-operating working interest owner.

98. “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim or an Adequate Protection Claim.

99. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

100. “Holder” means an Entity holding a Claim or an Interest, as applicable.

101. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

102. “Indemnification Obligations” means each of the Berry Debtors’ indemnification obligations in place as of the Effective Date, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, or employment or other contracts, for their current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals and agents of the Berry Debtors, as applicable.

103. “Insurance Policies” means any insurance policies, insurance settlement agreements, coverage-in-place agreements, or other agreements relating to the provision of insurance entered into by or issued to or for the benefit of any of the Berry Debtors or their predecessors.

104. “Intercompany Claim” means any Claim between one Debtor and another Debtor.

105. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Berry Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Entity.

106. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 721].

107. “Interior” means the United States Department of the Interior.

108. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

109. “Investment Company Act” means the Investment Company Act of 1940, as amended.

110. “IRS” means the Internal Revenue Service.

111. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

112. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

113. “LAC” means Linn Acquisition Company, LLC, a Delaware limited liability company.

114. “LINN” means Linn Energy, LLC, a Delaware limited liability company.

115. “LINN Debtors” means, collectively, the Debtors other than the Berry Debtors.

116. “LINN Intercompany Settled Claims” means those certain Intercompany Claims held by the Berry Debtors against the LINN Debtors that shall be settled pursuant to the Berry-LINN Intercompany Settlement.

117. “New Organizational Documents” means such certificates or articles of incorporation, by-laws, limited liability company operating agreements, or other applicable formation and governance documents of each of the Reorganized Berry Debtors (including Reorganized Berry HoldCo and Reorganized Berry OpCo), as applicable, the form of which shall be included in the Plan Supplement, and which shall be reasonably satisfactory to the Berry Debtors and the Required Consenting Berry Creditors.

118. “Non-Accredited Investor” means any Person or Entity that does not meet the requirements of an “accredited investor” as set forth in Regulation D promulgated under section 4(a)(2) of the Securities Act.

119. “Non-Electing Berry Lender” has the meaning set forth in Article III.B.3 herein.

120. “NYSE” means the New York Stock Exchange.

121. “Ordinary Course Professional Order” means the Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [Docket No. 397].

122. “Original Berry RSA” means that certain Restructuring Support Agreement, dated as of May 10, 2016, by and among the Berry Lenders party thereto, the holders of certain Claims against LINN party thereto, and the Debtors.

123. “Other Berry Priority Claims” means any Claim against a Berry Debtor, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

124. “Other Berry Secured Claims” means any Secured Claim against a Berry Debtor other than the Berry Lender Claims.

125. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

126. “Petition Date” means May 11, 2016, the date on which the Debtors commenced the Chapter 11 Cases.

127. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be Filed by the Berry Debtors no later than 14 days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents Filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement comprised of, among other documents, the following: (a) the New Organizational Documents; (b) the Assumed Executory Contract and Unexpired Lease List; (c) the Rejected Executory Contract and Unexpired Lease List; (d) the Retained Causes of Action List; (e) the Reorganized Berry Employee Incentive Plan Agreements; (f) the Reorganized Berry Registration Rights Agreement; (g) the identity of the members of the Reorganized Berry Board and management for the Reorganized Berry Debtors; (h) the Berry Exit Facility Documents; (i) the Reorganized Berry Non-Conforming Term Notes Documents; (j) the Transition Services Agreement; (k) the Form Joint Operating Agreement; and (l) the Berry-LINN Intercompany Settlement Term Sheet. Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (l), as applicable. Any Plan Supplement documents shall be subject to the reasonable consent of the applicable Consenting Berry Creditors as set forth in the Berry RSA.

128. “Priority Tax Claim” means the Claims of Governmental Units of the type specified in section 507(a)(8) of the Bankruptcy Code.

129. “Pro Rata” means the proportion that the amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of the Allowed Claims or Allowed Interests in that Class, or the proportion of the Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Claim or Interest under the Plan.

130. “Professional” means an Entity, excluding those Entities entitled to compensation pursuant to the Ordinary Course Professional Order: (a) retained pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code; provided, however, that professionals employed by the Berry Administrative Agent, the Berry Unsecured Notes Trustee, or the Ad Hoc Group of Berry Unsecured Noteholders shall not be “Professionals” for the purposes of the Plan.

131. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

132. “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount and funded by the Debtors on the Effective Date, pursuant to Article II.A.2(b) of the Plan.

133. “Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated in accordance with Article II.A.2(c) of the Plan.

134. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

135. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

136. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired for purposes of section 1124 of the Bankruptcy Code.

137. “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors or the Reorganized Berry Debtors, as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Berry Debtors pursuant to the Plan, which list shall be included in the Plan Supplement; provided, that such list with respect to material Executory Contracts and/or material Unexpired Leases shall be reasonably acceptable to the Required Consenting Berry Creditors.

138. “Released Parties” means, collectively, and in each case only in its capacity as such: (a) each of the Debtors and the Reorganized Debtors; (b) the Consenting Berry Creditors; (c) the Berry Backstop Parties; (d) the Berry Administrative Agent; (e) the Berry Unsecured Notes Trustee; (f) the Committee and each of its members; (g) each of the Berry Lenders; (h) the Ad Hoc Group of Berry Unsecured Noteholders; and (i) with respect to each of the foregoing identified in subsections (a) through (h) herein, each of such entities’ respective shareholders, affiliates, subsidiaries, members, current and former officers, current and former directors, employees, managers, agents, attorneys, investment bankers, restructuring advisors, professionals, advisors, and representatives, each in their capacities as such; provided, however, that (x) any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party,” and (y) neither Quantum Energy Partners, Sentinel Peak Resources, nor any of their officers, managers, or employees shall be “Released Parties.”

139. “Releasing Parties” means, collectively, and in each case only in its capacity as such: (a) each of the Debtors and the Reorganized Debtors; (b) the Committee and each of its members; (c) the Consenting Berry Creditors; (d) the Berry Backstop Parties; (e) the Berry Unsecured Notes Trustee; (f) the Berry Administrative Agent; (g) the Ad Hoc Group of Berry Unsecured Noteholders; (h) each of the Berry Lenders; (i) without limiting the foregoing, each holder of a Claim against or an interest in the Company, in each case other than such a holder that has voted to reject the Plan, is a member of a class that is deemed to reject the Plan, or has voted to accept the Plan or abstains from voting on the Plan and who expressly opts out of the release provided by the Plan; and (j) with respect to each of the foregoing parties under (a) through (i), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former members, directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former members, equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

140. “Reorganized” means, as to any Debtor or Debtors, such Debtor(s) as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, taxable disposition, or otherwise, on or after the Effective Date.

141. “Reorganized Berry” means Reorganized Berry HoldCo and Reorganized Berry OpCo.

142. “Reorganized Berry Board” means the boards of directors or managers of Reorganized Berry on and after the Effective Date.

143. “Reorganized Berry Common Stock” means the new common stock or limited liability company units in Reorganized Berry HoldCo to be issued and distributed under and in accordance with the Plan.

144. “Reorganized Berry Common Stock/General Distribution” means 17.7 percent of the Reorganized Berry Common Stock, after allocation and reservation for the Reorganized Berry EIP Equity.

145. “Reorganized Berry Common Stock/Noteholder Distribution” means 82.3 percent of the Reorganized Berry Common Stock, after allocation and reservation for the Reorganized Berry EIP Equity.

146. “Reorganized Berry Debtors” means the Berry Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise. For the avoidance of doubt, the Reorganized Berry Debtors shall include Reorganized Berry and shall also specifically refer to Reorganized Berry HoldCo and Reorganized Berry OpCo, as applicable.

147. “Reorganized Berry EIP Equity” means the stock and options in Reorganized Berry HoldCo to be issued in connection with the Reorganized Berry Employee Incentive Plan and subject to the terms of the Reorganized Berry Employee Incentive Plan Agreements.

148. “Reorganized Berry Employee Incentive Plan” means the employee incentive plan to be implemented with respect to Reorganized Berry on the Effective Date, the material terms of which shall be agreed upon prior to the Effective Date and as set forth in the Reorganized Berry Employee Incentive Plan Agreements.

149. “Reorganized Berry Employee Incentive Plan Agreements” means the agreements that will govern the terms of the Reorganized Berry Employee Incentive Plan.

150. “Reorganized Berry Employment Agreements” means the employment agreements by and between certain employees of the LINN Debtors, to be agreed to by the Berry Debtors, the LINN Debtors or the Reorganized LINN Debtors (as applicable), and the Required Consenting Berry Noteholders, each of which shall be assumed and assigned to Reorganized Berry on the Effective Date.

151. “Reorganized Berry HoldCo” means New Berry Petroleum Holdings, a limited liability company or corporation, as formed on or before the Effective Date, which shall own 100 percent of the equity of Reorganized Berry OpCo, as set forth in the Plan and the New Organizational Documents.

152. “Reorganized Berry Non-Conforming Term Notes” means the non-conforming term notes on the terms set forth in the Reorganized Berry Non-Conforming Term Notes Documents, which shall not be part of the Berry Exit Facility.

153. “Reorganized Berry Non-Conforming Term Notes Documents” means the credit agreement in respect of the Reorganized Berry Non-Conforming Term Notes, collateral documents, Uniform Commercial Code statements, and other loan documents, to be dated as of the Effective Date, governing the Reorganized Berry Non-Conforming Term Notes (if any).

154. “Reorganized Berry OpCo” means New Berry Petroleum Company, a limited liability company or corporation, as formed on or before the Effective Date, which shall be the successor in interest to Berry, as set forth in the Plan and the New Organizational Documents.

155. “Reorganized Berry Preferred Stock” means the preferred stock or preferred limited liability company units in Reorganized Berry HoldCo to be purchased by the participants in the Berry Rights Offerings upon the exercise of the Berry Rights, including any shares or units of Berry Backstop Commitment Premium issued to the Berry Backstop Parties, pursuant to the terms of the New Organizational Documents, the Berry Backstop Agreement, the Berry Backstop Agreement Order, and the Berry Rights Offerings Procedures.

156. “Reorganized Berry Registration Rights Agreement” means the registration rights agreement by and between Reorganized Berry HoldCo, the Berry Backstop Parties (including their affiliates), and certain other parties that receive Reorganized Berry Preferred Stock or 10 percent or more of the shares of Reorganized Berry Common Stock issued under the Plan and/or the Berry Rights Offerings or cannot sell their shares under Rule 144 of the Securities Act without volume or manner of sale restrictions, as of the Effective Date, pursuant to which such parties shall be entitled to customary registration rights with respect to such Reorganized Berry Preferred Stock and Reorganized Berry Common Stock, which shall be in substantially the form to be filed with the Plan Supplement and reasonably acceptable to Berry and the Required Consenting Berry Noteholders.

157. “Reorganized Debtors” means, collectively, and each in its capacity as such, the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, and from and after the Effective Date, shall include (without limitation) Reorganized Berry.

158. “Reorganized LINN Debtors” means the LINN Debtors, as reorganized pursuant to and under their respective chapter 11 plan of reorganization, or any successor thereto, by merger, consolidation, or otherwise, except for those LINN Debtors that are dissolved or wound down pursuant to the terms of the Plan.

159. “Required Consenting Berry Creditors” means, collectively, (a) the Required Consenting Berry Lenders, and (b) the Required Consenting Berry Noteholders.

160. “Required Consenting Berry Lenders” means the Consenting Berry Lenders holding, controlling, or having the ability to control more than sixty-six and two-thirds (66-2/3) percent of the outstanding principal amount of Berry Lender Claims directly or indirectly held or controlled by the Consenting Berry Lenders, calculated as of such date the Consenting Berry Lenders make a determination in accordance with the Berry RSA.

161. “Required Consenting Berry Noteholders” means the Consenting Berry Noteholders holding, controlling, or having the ability to control more than sixty-six and two-thirds (66-2/3) percent of the outstanding principal amount of Berry Unsecured Notes Claims directly or indirectly held or controlled by the Consenting Berry Noteholders, calculated as of such date the Consenting Berry Noteholders make a determination in accordance with the Berry RSA.

162. “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests, including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, and production payments.

163. “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts or Unexpired Leases, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules.

164. “SEC” means the Securities and Exchange Commission.

165. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan or separate order of the Bankruptcy Court as a secured claim.

166. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, together with the rules and regulations promulgated thereunder.

167. “Security” or “Securities” has the meaning set forth in section 2(a)(1) of the Securities Act.

168. “Transition Services Agreement” means the transition services and separation agreement by and between the LINN Debtors or the Reorganized LINN Debtors (as applicable) and the Berry Debtors, as provided for in the Berry RSA, which shall be reasonably satisfactory in form and substance to the Required Consenting Berry Creditors.

169. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

170. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

171. “U.S.” means the United States of America.

172. “U.S. Trustee” means the Office of the U.S. Trustee Region 7 for the Southern District of Texas.

173. “Unsecured Claim” means any Claim that is not an Administrative Claim, Priority Tax Claim, Other Berry Priority Claim, Berry Lender Claim, or Other Berry Secured Claim.

B. Rules of Interpretation.

For the purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, or similar formation document or agreement, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) any immaterial effectuating provisions may be interpreted by the Reorganized Berry Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (15) except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Berry Debtors or to the Reorganized Berry Debtors shall mean the Berry Debtors and the Reorganized Berry Debtors, as applicable, to the extent the context requires.

C. Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D. Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Berry Debtors or the Reorganized Berry Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Berry Debtor or Reorganized Berry Debtor, as applicable.

E. Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the U.S., unless otherwise expressly provided.

F. Conflicts.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests.

A. Administrative Claims.

1. General Administrative Claims.

Except as specified in this Article II, unless the Holder of an Allowed General Administrative Claim and the Berry Debtors or the Reorganized Berry Debtors, as applicable, agree to less favorable treatment, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) on the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, 120 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed General Administrative Claim is based on a liability incurred by the Berry Debtors in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Administrative Claim, without any further action by the Holders of such Allowed General Administrative Claim, and without any further notice to or action, order, or approval of the Bankruptcy Court. Notwithstanding the foregoing, no request for payment of a General Administrative Claim need be Filed with respect to a General Administrative Claim previously Allowed by Final Order.

Except for Claims of Professionals, requests for payment of General Administrative Claims that were not accrued in the ordinary course of business must be Filed and served on the Berry Debtors or the Reorganized Berry Debtors, as applicable, no later than the Administrative Claims Bar Date applicable to the Debtor against whom the General Administrative Claim is asserted pursuant to the procedures specified in the Confirmation Order and the notice of the Effective Date. Holders of General Administrative Claims that are required to File and serve a request for payment of such General Administrative Claims by the Administrative Claims Bar Date that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such General Administrative Claims against the Berry Debtors, the Reorganized Berry Debtors, or their respective property and such General Administrative Claims shall be deemed forever discharged and released as of the Effective Date. Any requests for payment of General Administrative Claims that are not properly Filed and served by the Administrative Claims Bar Date shall not appear on the Claims Register and shall be disallowed automatically without the need for further action by the Debtors or the Reorganized Berry Debtors or further order of the Bankruptcy Court. To the extent this Article II.A.1 conflicts with Article XII.C of the Plan with respect to fees and expenses payable under section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, Article XII.C of the Plan shall govern.

The Reorganized Berry Debtors, in their sole and absolute discretion, may settle General Administrative Claims in the ordinary course of business without further Bankruptcy Court approval. The Berry Debtors may also choose to object to any Administrative Claim no later than 120 days from the Administrative Claims Bar Date, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court. Unless the Berry Debtors or the Reorganized Berry Debtors (or other party with standing) object to a timely filed and properly served Administrative Claim, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Berry Debtors or the Reorganized Berry Debtors object to an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Claim should be allowed and, if so, in what amount.

2. Professional Compensation.

(a) Final Fee Applications.

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be Filed and served on the Reorganized Berry Debtors no later than 60 days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Bankruptcy Court, promptly paid from the Professional Fee Escrow Account up to its full Allowed amount. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be allocated among and paid directly by the Reorganized Berry Debtors in the manner prescribed by Article II.A.2(d) of the Plan.

(b) Professional Fee Escrow Account.

On the Effective Date, the Reorganized Berry Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount, the funding of which shall be allocated among the Debtors in the manner prescribed by Article II.A.2(d) of the Plan. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Berry Debtors or the Reorganized Berry Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Berry Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Berry Debtors in the manner prescribed by the allocation set forth in Article II.A.2(d) of the Plan, without any further action or order of the Bankruptcy Court. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be paid by the Berry Debtors or the Reorganized Berry Debtors, as applicable.

(c) Professional Fee Reserve Amount.

The Berry Debtors shall provide Professionals with not less than seven (7) Business Days advance written notice (which may be communicated by electronic mail) of the expected timing of the Effective Date (the “Effective Date Notice”). Thereafter, Professionals shall estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred and expected to be incurred in rendering services to the Berry Debtors before and as of the Effective Date and shall deliver such estimate to the Berry Debtors no later than the later of (i) six (6) Business Days from delivery of the Effective Date Notice and (ii) one (1) Business Day before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Berry Debtors or Reorganized Berry Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. The total amount estimated pursuant to this section shall comprise the Professional Fee Reserve Amount. The Professional Fee Reserve Amount, as well as the return of any excess funds in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid in full, shall be allocated as among the Debtors in the manner prescribed by Article II.A.2(d) of the Plan.

(d) Allocation of Professional Fee Claims.

Allowed Professional Fee Claims shall be allocated to, and paid by, the applicable Berry Debtor for whose benefit such Professional Fees Claims were incurred in a manner consistent with the terms of the Cash Collateral Order and/or Cash Management Order. For the avoidance of doubt, the Berry Debtors shall not be responsible for payment of any legal, professional, or other fees and expenses incurred by the LINN Debtors in connection with the Chapter 11 Cases and after the Effective Date, and the LINN Debtors shall not be responsible for payment of any legal, professional, or other fees and expenses incurred by the Berry Debtors in connection with the Chapter 11 Cases and after the Effective Date.

(e) Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Berry Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Berry Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Berry Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Adequate Protection Claims.

Adequate Protection Claims of the Berry Lenders will receive the treatment provided for in Article III.B.3 for Holders of Allowed Berry Lender Claims. For the avoidance of doubt, the treatment set forth in Article III.B.3 shall be in full and final satisfaction of any Adequate Protection Claims of the Berry Lenders.

B. Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

C. Statutory Fees.

All fees due and payable pursuant to section 1930 of Title 28 of the United States Code before the Effective Date with respect to the Berry Debtors shall be paid by the Berry Debtors. On and after the Effective Date, the Reorganized Berry Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Berry Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Classification of Claims and Interests.

Claims and Interests, except for Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date. The Berry Debtors reserve the right to assert that the treatment provided to Holders of Claims and Interests pursuant to Article III.B of the Plan renders such Holders Unimpaired.

1. Class Identification for the Berry Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each Berry Debtor, which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular Berry Debtors, such Class applies solely to such Berry Debtor.

The following chart represents the classification of Claims and Interests for the Berry Debtors pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class B1	Other Berry Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B2	Other Berry Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B3	Berry Lender Claims	Impaired	Entitled to Vote

Class B4	Berry Unsecured Notes Claims	Impaired	Entitled to Vote

Class B5	Berry General Unsecured Claims	Impaired	Entitled to Vote

Class B6	Berry Intercompany Claims	Impaired	Not Entitled to Vote (Presumed to Accept/ Deemed to Reject)

Class B7	Berry Section 510(b) Claims	Impaired	Note Entitled to Vote (Deemed to Reject)

Class B8	Interests in Berry Debtors	Impaired	Not Entitled to Vote (Deemed to Reject)

B. Treatment of Claims and Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Berry Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1.	Class B1 - Other Berry Secured Claims.

(a)	Classification: Class B1 consists of Other Berry Secured Claims.

(b)	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Berry Secured Claims agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Berry Secured Claim, each such Holder shall receive, at the option of Berry and with the consent of the Required Consenting Berry Noteholders (which consent shall not be unreasonably withheld), either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Claim; or

(iv)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class B1 is Unimpaired under the Plan. Holders of Claims in Class B1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.	Class B2 - Other Berry Priority Claims.

(a)	Classification: Class B2 consists of Other Berry Priority Claims.

(b)	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Berry Priority Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Berry Priority Claim, each such Holder shall receive, at the option of Berry, either:

(i)	payment in full in Cash; or

(ii)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class B2 is Unimpaired under the Plan. Holders of Other Berry Priority Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.	Class B3 - Berry Lender Claims.

(a)	Classification: Class B3 consists of Berry Lender Claims.

(b)	Allowance: Notwithstanding any other provision of this Plan to the contrary, the Berry Lender Claims are Allowed as fully Secured Claims under section 506(b) of the Bankruptcy Code, having first lien priority in the amount of approximately $898 million on account of unpaid principal, plus unpaid interest, fees, expenses, and other obligations arising under or in connection with the Berry Lender Claims, as set forth in the Berry Credit Agreement or the other Loan Documents (as defined in the Berry Credit Agreement) in each case, not subject either in whole or in part to off-set, disallowance or avoidance under chapter 5 of the Bankruptcy Code or otherwise, recharacterization, recoupment, or subordination or any equitable theory (including, without limitation, subordination, disallowance, or unjust enrichment), or otherwise, and any other claims or Causes of Action that any Person including but not limited to the Berry Debtors and their estates may be entitled to assert against the Berry Lenders or the Berry Lender Claims.

(c)	Treatment: Notwithstanding any other provision of this Plan to the contrary, on the Effective Date, except to the extent that a Holder of an Allowed Berry Lender Claim agrees to a less favorable treatment of its Allowed Claim in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Berry Lender Claim, each such Holder shall receive:

(i)	if such Holder votes (or is deemed to have voted in accordance with the ballot for Holders of Berry Lender Claims) to accept the Plan and elects to participate in the Berry Exit Facility, or voted against the Plan and subsequently changes its vote to accept (with the approval of the Berry Debtors and the Required Consenting Berry Creditors (which approval shall not be unreasonably withheld)) and opts into the Berry Exit Facility (each, an “Electing Berry Lender”), a Pro Rata share (calculated with respect to the other Electing Berry Lenders only) of: (A) the Berry Exit Facility; and (B) the Berry Lender Paydown, which shall be distributed upon such Holder’s execution and delivery of the Berry Exit Facility Documents; or

(ii)	if such Holder votes to reject the Plan and does not subsequently opt into the Berry Exit Facility (each, a “Non-Electing Berry Lender”), a Reorganized Berry Non-Conforming Term Note in an aggregate amount equal to such Non-Electing Berry Lender’s Allowed Berry Lender Claim, in lieu of any share of (A) the Berry Exit Facility and (B) the Berry Lender Paydown, upon the execution and delivery of the Reorganized Berry Non-Conforming Notes Documents, distributed no earlier than the Effective Date (and after or substantially concurrently with the execution and delivery of such definitive documentation).

For the avoidance of doubt, the amount of the Berry Exit Facility Initial Borrowing Base and the commitments of the Electing Berry Lenders shall be reduced in an amount equal to the aggregate amount of the Reorganized Berry Non-Conforming Term Notes issued to the Non-Electing Berry Lenders. For the further avoidance of doubt, none of the Non-Electing Berry Lenders shall receive any portion of the Berry Lender Paydown and shall receive only a Reorganized Berry Non-Conforming Note in a principal amount equal to its Allowed Berry Lender Claim and each Electing Berry Lender shall receive a Berry Lender Paydown payment in the amount of (a) its Allowed Berry Lender Claim less (b) the amount of such Electing Berry Lender’s Allowed Lender Claim that is deemed to be a drawn loan pursuant to the Berry Exit Facility, plus (c) a pro rata share with respect to all Electing Berry Lenders of the amount of the Berry Lender Paydown that would otherwise be payable to a Non-Electing Berry Lender had such Non-Electing Berry Lender been an Electing Berry Lender; provided, that any amount paid to such Electing Berry Lender pursuant to clause (c) shall reduce the amount deemed to be drawn debt pursuant to clause (b).

(d)	Voting: Class B3 is Impaired under the Plan. Holders of Claims in Class B3 are entitled to vote to accept or reject the Plan.

4.	Class B4 - Berry Unsecured Notes Claims.

(a)	Classification: Class B4 consists of Berry Unsecured Notes Claims.

(b)	Allowance: The Berry Unsecured Notes Claims are Allowed in the amount of $849,037,688 in unpaid principal and interest, plus fees, and other expenses, arising under or in connection with the Berry Unsecured Notes through the Petition Date.

(c)	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Berry Unsecured Notes Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of the Berry Debtors and their Estates and in exchange for each Berry Unsecured Notes Claim, each such Holder shall receive:

(i)	its Pro Rata share of the Reorganized Berry Common Stock/Noteholder Distribution; and

(ii)	to the extent that the aggregate amount of Allowed Berry General Unsecured Claims is less than $183,000,000, its Pro Rata share of the Reorganized Berry Common Stock/General Distribution, such that the aggregate amount of Reorganized Berry Common Stock received by each Holder of an Allowed Berry Unsecured Notes Claim per dollar amount of such Allowed Claim shall equal the aggregate amount of Reorganized Berry Common Stock received by a Holder of an Allowed Berry General Unsecured Claim that does not elect to receive its share of the Berry GUC Cash Distribution Pool, per dollar amount of such Allowed Claim.

Notwithstanding the foregoing, each Holder of an Allowed Berry Unsecured Notes Claim that is a Non-Accredited Investor may irrevocably elect on the distribution election form provided thereto to receive its Pro Rata share of the Berry GUC Cash Distribution Pool instead of any distribution of the Reorganized Berry Common Stock; provided, however, that if such Non-Accredited Investor Holder (who shall certify such status and include reasonably acceptable proof of such status, which may be contested by the Berry Debtors, the Reorganized Berry Debtors, or the Committee) irrevocably elects on the distribution election form provided thereto to receive its Pro Rata share in Cash of the Berry GUC Cash Distribution Pool on account of its Allowed Berry Unsecured Notes Claim, such electing Holder shall not receive any shares of Reorganized Berry Common Stock on account of its Allowed Berry Unsecured Notes Claim; provided, further, however, that in no event shall such electing Holder receive a recovery in Cash in excess of $0.35 for each $1.00 of its Allowed Berry Unsecured Notes Claim. To the extent that a Holder of a Berry Unsecured Notes Claim irrevocably elects to receive its Pro Rata Share of the Berry GUC Cash Distribution Pool, any Reorganized Berry Common Stock that such Holder would have received shall be retained by Reorganized Berry as treasury stock.

(d)	Voting: Class B4 is Impaired under the Plan. Holders of Claims in Class B4 are entitled to vote to accept or reject the Plan.

5.	Class B5 - Berry General Unsecured Claims.

(a)	Classification: Class B5 consists of Berry General Unsecured Claims.

(b)	Treatment: On the later of (i) the Effective Date, (ii) ten (10) Business Days after the Distribution Record Date, or (iii) as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Berry General Unsecured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of vis-à-vis the Debtors and their Estates and in exchange for each Berry General Unsecured Claim, each such Holder shall receive, up to the Allowed amount of its Berry General Unsecured Claim, its Pro Rata share of the Reorganized Berry Common Stock/General Distribution.

Notwithstanding the foregoing, each Holder of an Allowed Berry General Unsecured Claim may irrevocably elect on its ballot to receive its Pro Rata share of the Berry GUC Cash Distribution Pool instead of any distribution of the Reorganized Berry Common Stock; provided, however, that if such Holder irrevocably elects on its ballot to receive its Pro Rata share in Cash of the Berry GUC Cash Distribution Pool on account of its Allowed Berry General Unsecured Claim, such electing Holder shall not receive any shares of Reorganized Berry Common Stock on account of its Allowed Berry General Unsecured Claim); provided, further, however, that in no event shall such electing Holder receive a recovery in Cash in excess of $0.35 for each $1.00 of its Allowed Berry General Unsecured Claim. To the extent that a Holder of a Berry General Unsecured Claim irrevocably elects to receive its Pro Rata Share of the Berry GUC Cash Distribution Pool, any Reorganized Berry Common Stock that such Holder would have received shall be retained by Reorganized Berry as treasury stock.

(c)	Voting: Class B5 is Impaired under the Plan. Holders of Claims in Class B5 are entitled to vote to accept or reject the Plan.

6.	Class B6 - Berry Intercompany Claims.

(a)	Classification: Class B6 consists of Berry Intercompany Claims.

(b)	Treatment: Each Allowed Berry Intercompany Claim shall be canceled and released without any distribution on account of such Claims; provided, however, that any Berry Intercompany Claim relating to any postpetition payments from any LINN Debtor to Berry under any postpetition Intercompany Transaction (as defined in the Cash Management Order, and including any postpetition payments from LINN to Berry) shall be, unless the applicable Debtor agrees otherwise or as otherwise provided in the Berry-LINN Intercompany Settlement, paid in full in Cash as a General Administrative Claim pursuant to Article II.A herein. For the avoidance of doubt, the Berry LINN Intercompany Settlement releases any Claims of the LINN Debtors against the Berry Debtors and pursuant to such settlement, there shall be no Allowed Berry Intercompany Claims, except for the true-up of postpetition Intercompany Transactions described in the preceding sentence, and thus there will be no other Allowed Claims in this Class. Any such true-up Claim shall be reasonably acceptable to the Berry Debtors and the Required Consenting Berry Creditors.

(c)	Voting: To the extent Allowed, Class B6 is treated as a General Administrative Claim, and such Holders of Berry Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Allowed Class B6 Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Berry Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class B7 - Berry Section 510(b) Claims.

(a)	Classification: Class B7 consists of Berry Section 510(b) Claims.

(b)	Treatment: Each Berry Section 510(b) Claim shall be deemed canceled, discharged, released, and extinguished, and there shall be no distribution to Holders of Berry Section 510(b) Claims on account of such Claims.

(c)	Voting: Class B7 is Impaired under the Plan. Holders of Allowed Berry Section 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.	Class B8 - Interests in the Berry Debtors.

(a)	Classification: Class B8 consists of any Interests in the Berry Debtors.

(b)	Treatment: On the Effective Date, existing Interests in the Berry Debtors shall be deemed canceled, discharged, released, and extinguished, and there shall be no distribution to Holders of Interests in the Berry Debtors on account of such Interests.

(c)	Voting: Class B8 is Impaired under the Plan. Holders of Claims in Class B8 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Berry Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D. Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes pursuant to the Disclosure Statement Order shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Berry Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Berry Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Berry Debtor.

F. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Holders of Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Interests in such Class.

G. Presumed Acceptance and Rejection of the Plan

To the extent that Claims of any class are canceled, each Holder of a Claim in such class is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan. To the extent that Claims or Interests of any Class are Reinstated, each Holder of a Claim or Interest in such Class is presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

H. Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests, but rather for the purposes of administrative convenience, for the ultimate benefit of the Holders of Reorganized Berry Common Stock, the Reorganized Berry EIP Equity, and the Reorganized Berry Preferred Stock, and in exchange for the Berry Debtors’ and Reorganized Berry Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, any Interest in Non-Debtor Subsidiaries owned by a Berry Debtor shall continue to be owned by the applicable Reorganized Berry Debtor.

I. Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

J. Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Berry Debtors or Reorganized Berry Debtors reserve the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto. Notwithstanding anything in this Plan to the contrary, the Berry Lender Claims shall not be subordinated in any manner or for any reason.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. General Settlement of Claims and Interests.

The Plan shall be deemed a motion to approve the good-faith compromise and settlement pursuant to which the Berry Debtors, the Holders of Claims against and/or Interests in the Berry Debtors, and the Consenting Berry Creditors settle all Claims, Interests, and Causes of Action pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, including the Berry-LINN Intercompany Settlement, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. The Confirmation Order shall constitute the Court’s approval of the compromise, settlement, and release of all such Claims, Interests, and Causes of Action, as well as a finding by the Bankruptcy Court that all such compromises, settlements, and releases are in the best interests of the Berry Debtors, their Estates, and the Holders of Claims, Interests, and Causes of Action, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Berry Debtors may compromise and settle all Claims and Causes of Action against, and Interests in, the Berry Debtors and their Estates. The compromises, settlements, and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

B. Berry Restructuring Transactions.

On the Effective Date, the Berry Debtors or the Reorganized Berry Debtors will effectuate the Berry Restructuring Transactions, and will take any actions as may be necessary or advisable to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Berry Debtors, to the extent provided therein. The actions to implement the Berry Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree, including the formation of the entity or entities that will comprise the Reorganized Berry Debtors; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable state law; (d) the execution and delivery of the New Organizational Documents; (e) the execution and delivery of the Berry Exit Facility Documents (including all actions to be taken, undertakings to be made, obligations to be incurred and fees, expenses, and the Berry Lender Paydown to be paid by the Berry Debtors and Reorganized Berry Debtors, as applicable) and the Reorganized Berry Non-Conforming Term Notes Documents (including all actions to be taken, undertakings to be made, obligations to be incurred and fees and expenses to be paid by the Berry Debtors and the Reorganized Berry Debtors, as applicable), subject to any post-closing execution and delivery periods provided for in the Berry Exit Facility Documents and the Reorganized Berry Non-Conforming Term Notes Documents; (f) the execution and delivery of the Transition Services Agreement (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees to be paid by the Berry Debtors or the Reorganized Berry Debtors, as applicable, in connection therewith); (g) the execution and delivery of the Form Joint Operating Agreement (including all actions to be taken, undertakings to be made, and obligations and fees to be paid by the Berry Debtors and the Reorganized Berry Debtors, as applicable); (h) the execution and delivery of the Reorganized Berry Registration Rights Agreement; (i) the issuance of the Reorganized Berry Common Stock to Holders of Allowed Unsecured Claims as set forth in the Plan; (j) pursuant to the Berry Rights Offerings Procedures and the Berry Backstop Agreement, the implementation of the Berry Rights Offerings, the distribution of the Berry Rights to the Berry Rights Offerings Participants as of the Berry Rights Offerings Record Date, and the issuance of the Reorganized Berry Preferred Stock in connection therewith; (k) execution and delivery of the Reorganized Berry Employee Incentive Plan Agreements and issuance of the Reorganized Berry EIP Equity in accordance with the terms of the Reorganized Berry Employee Incentive Plan Agreements; (l) the establishment and funding of the Berry GUC Cash Distribution Pool; and (m) after cancellation of the Interests in LAC and Berry, all other actions that the applicable Entities determine to be necessary or advisable, including making filings or recordings that may be required by law in connection with the Plan.

The Confirmation Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code and Bankruptcy Rule 9019, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Berry Restructuring Transactions.

On or before the business day before the Effective Date, a third party designated by mutual agreement of the Berry Debtors and the Required Consenting Berry Creditors shall form Reorganized Berry. Through the Effective Date, the Berry Debtors shall cooperate in good faith with the Berry Backstop Parties to prepare a prospectus to be included in a registration statement on Form S-1 to be filed by Reorganized Berry HoldCo as soon as practicable.

C. Sources of Consideration for Plan Distributions.

The Berry Debtors shall fund distributions under the Plan with respect to the Berry Debtors, as applicable, with one or more of the following, subject to appropriate definitive agreements and documentation: (1) the Berry Exit Facility; (2) the Reorganized Berry Non-Conforming Term Notes (if any); (3) encumbered and unencumbered Cash on hand, including Cash from operations of the Berry Debtors; (4) Cash proceeds of the sale of the Reorganized Berry Preferred Stock pursuant to the Berry Rights Offerings; and (5) the Reorganized Berry Common Stock. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the Reorganized Berry Common Stock, the Berry Rights, and the Reorganized Berry Preferred Stock will be exempt from SEC registration to the fullest extent permitted by law, as described more fully in Article VI.D below.

1. Berry Exit Facility.

On the Effective Date, the Reorganized Berry Debtors shall enter into the Berry Exit Facility, with Reorganized Berry OpCo as a borrower and Reorganized Berry HoldCo as a guarantor. Reorganized Berry HoldCo shall be a holding company directly holding all of the equity interests of Reorganized Berry OpCo and directly or indirectly holding the equity interests of any subsidiary of Berry OpCo. Each Electing Berry Lender shall receive its Pro Rata share (calculated with respect to the other Electing Berry Lenders only) of (i) the Berry Exit Facility, and (ii) the Berry Lender Paydown plus (iii) a Pro Rata share with respect to all Electing Berry Lenders of the amount of the Berry Lender Paydown that would otherwise be payable to a Non-Electing Berry Lender had such Non-Electing Berry Lender been an Electing Berry Lender, in each case, pursuant to Article III.B.3 (and, any amount paid to such Electing Berry Lender pursuant to clause (iii) shall reduce the amount deemed to be such Berry Electing Lender’s Pro Rata portion of drawn debt pursuant to clause (i)). The Berry Exit Facility shall be on terms set forth in the Berry Exit Facility Documents and substantially consistent with the terms set forth in the Berry Exit Facility Term Sheet; provided, that the Berry Exit Facility lender commitments shall be reduced dollar for dollar in the amount of the Reorganized Berry Non-Conforming Term Notes that are issued to Non-Electing Berry Lenders, such that the sum of the Berry Exit Facility lender commitments plus the original principal amount of the Reorganized Berry Non-Conforming Term Notes shall be equal to $550 million. In addition, the Berry Exit Facility Documents shall provide the administrative agent under the Berry Exit Facility the ability to assign lender commitments under the Berry Exit Facility to any hedging counterparty to the Debtors that is not also a Berry Lender.

Confirmation shall be deemed approval of the Berry Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Berry Debtors or the Reorganized Berry Debtors in connection therewith), to the extent not previously approved by the Bankruptcy Court, and the Reorganized Berry Debtors shall be authorized to execute and deliver those documents necessary or appropriate to obtain the Berry Exit Facility, including any and all documents required to enter into the Berry Exit Facility and all collateral documents related thereto, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Berry Debtors may deem to be necessary to consummate entry into the Berry Exit Facility and that are in form and substance reasonably acceptable to the Reorganized Berry Debtors and the Required Consenting Berry Creditors.

On the Effective Date, the Berry Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Berry Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Berry Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Berry Exit Facility Documents (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Berry Exit Facility Documents, (b) shall be deemed automatically attached and perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Berry Exit Facility Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Berry Debtors and the lenders and agents under the Berry Exit Facility granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish, attach, and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary or desirable by the administrative agent under the Berry Exit Facility under applicable law to give notice of such Liens and security interests to third parties. In the event that any hedging counterparty to the Debtors is not party to the Berry Exit Facility or does not otherwise receive any assignments of loan commitments on account of such Berry Exit Facility, such hedging counterparty shall receive Liens and security interests that are pari passu with those Liens and security interests received by hedging counterparties that are also lenders under the Berry Exit Facility. The Berry Administrative Agent and the administrative agent under the Berry Exit Facility shall use its reasonable good-faith efforts to work with such hedging counterparties to the Debtors that are not also lenders to the Berry Exit Facility, as applicable, to assign loan commitments under the Berry Exit Facility to any such hedging counterparty to the Debtors that is not also a Berry Lender.

2. Reorganized Berry Non-Conforming Term Notes.

On the Effective Date, the Reorganized Berry Debtors shall issue the Reorganized Berry Non-Conforming Term Notes to any Non-Electing Berry Lenders on the terms set forth in the Reorganized Berry Non-Conforming Term Notes Documents.

On the Effective Date, the Reorganized Berry Non-Conforming Term Notes shall constitute legal, valid, binding, and authorized obligations of the Reorganized Berry Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Reorganized Berry Non-Conforming Term Notes are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Reorganized Berry Non-Conforming Term Notes (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Reorganized Berry Non-Conforming Term Notes Documents, (b) shall be deemed automatically attached and perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Reorganized Berry Non-Conforming Term Notes, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Berry Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish, attach, and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary or desirable by the administrative agent under the Reorganized Berry Non-Conforming Term Notes Documents under applicable law to give notice of such Liens and security interests to third parties.

3. Berry Rights Offerings; Reorganized Berry Preferred Stock; Use of Proceeds.

The Berry Debtors shall distribute the Berry Rights to the Berry Rights Offerings Participants on behalf of Reorganized Berry as set forth in the Plan and the Berry Rights Offerings Procedures. Pursuant to the Berry Backstop Agreement and the Berry Rights Offerings Procedures, the Berry Rights Offerings shall be open to the applicable Berry Rights Offerings Participants, and (a) the Berry Initial Backstop Parties shall be obligated to participate in the Berry First Tranche Rights Offering up to a maximum amount of each Holder’s Pro Rata share of the Berry First Tranche Rights Offering Amount, and (b) the Berry Rights Offerings Participants that are Holders of Allowed Berry Unsecured Notes Claims shall be entitled to participate in the Berry Second Tranche Rights Offering up to a maximum amount of each Holder’s Pro Rata share of the Berry Second Tranche Rights Offering Amount. Within the applicable Berry Rights Offering, the applicable Berry Rights Offerings Participants shall have the right (or in the case of the Berry Initial Backstop Parties with respect to the Berry First Tranche Rights Offering, the obligation) to purchase their allocated shares of the Reorganized Berry Preferred Stock at the purchase price set forth in the Berry Backstop Agreement and the Berry Rights Offerings Procedures.

Upon exercise of the Berry Rights by the Berry Rights Offerings Participants pursuant to the terms of the Berry Backstop Agreement and the Berry Rights Offerings Procedures, Reorganized Berry HoldCo shall be authorized to issue the Reorganized Berry Preferred Stock.

Each Berry Initial Backstop Party shall exercise all Berry First Tranche Rights issued to such party, and the Berry Backstop Parties shall provide an aggregate backstop commitment equal to the total of the Berry Second Tranche Rights Offering Amount. Pursuant to the Berry Backstop Agreement, (a) in the event that one of the Berry

Initial Backstop Party fails to exercise its allocated Berry First Tranche Rights, the non-defaulting Berry Initial Backstop Party shall make arrangements to purchase all of the available Reorganized Berry Preferred Stock allocated for purchase in the Berry First Tranche Rights Offering at the purchase price per share set forth in the Berry Backstop Agreement, and (b) the Berry Backstop Parties shall purchase any Reorganized Berry Preferred Stock not subscribed to for purchase by the Holders of Allowed Berry Unsecured Notes Claims who are not Berry Backstop Parties as part of the Berry Second Tranche Rights Offering, up to the Berry Second Tranche Rights Offering Amount, at the purchase price per share set forth in the Berry Backstop Agreement, and in each case, together with any additional shares, at the purchase price set forth in the Berry Backstop Agreement.

The Berry Backstop Parties’ obligation to backstop the Berry Rights Offerings shall be contingent on the entry of the Berry Backstop Agreement Order, which shall, among other things, approve the payment of the Berry Backstop Commitment Premium and related expense reimbursements set forth in the Berry Backstop Agreement to the Berry Backstop Parties. Entry of the Confirmation Order shall constitute Bankruptcy Court approval of the Berry Rights Offerings (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by the Reorganized Berry Debtors in connection therewith). On the Effective Date, the rights and obligations of the Berry Debtors under the Berry Backstop Agreement shall vest in the Reorganized Berry Debtors, as applicable.

As set forth in the Berry Backstop Agreement and the Berry Backstop Order, if the Berry Debtors and the Berry Backstop Parties mutually agree after the date of entry of the Berry Backstop Agreement that additional Cash is required to fund the Berry Restructuring Transactions, or if the Bankruptcy Court determines that the Plan is not feasible without such additional funds, the Berry Rights Offerings Amount shall be increased from $300 million to $335 million through the increase of the Berry Second Tranche Rights Offering by an amount equal to $35 million.

The Cash Proceeds raised by Reorganized Berry in connection with the Berry Rights Offerings will be transferred to Berry by the Reorganized Berry Debtors on the Effective Date in exchange for a portion of the Berry Debtors’ assets that are transferred to Reorganized Berry OpCo in a taxable disposition.

4. Reorganized Berry Common Stock.

Reorganized Berry HoldCo shall be authorized to issue the Reorganized Berry Common Stock to certain Holders of Claims pursuant to Article III.B and for the Reorganized Berry EIP Equity. Such Reorganized Berry Common Stock shall be issued to Berry in exchange for a portion of the Berry Debtors’ assets in a taxable disposition and subsequently distributed by Berry to creditors. Reorganized Berry shall issue all securities, instruments, certificates, and other documents required to be issued by it with respect to all such shares of Reorganized Berry Common Stock. All of the shares of Reorganized Berry Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

D. Berry-LINN Intercompany Settlement.

The LINN Intercompany Settled Claims and the Berry Intercompany Settled Claims shall be resolved pursuant to the terms of the Berry-LINN Intercompany Settlement Term Sheet.

E. Corporate Existence.

Except as otherwise provided in the Plan, each Berry Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Berry Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law).

On the Effective Date, and pursuant to any mergers, amalgamations, consolidations, arrangements, agreements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Berry Debtors reasonably determine are necessary to consummate the Plan, all assets of Berry will be conveyed to Reorganized Berry (or a subsidiary thereof) in a taxable disposition and will be directly or indirectly held by Reorganized Berry or another entity affiliated with Reorganized Berry; provided, however, that the allocation of assets shall be structured such that neither Reorganized Berry nor any of the Berry Debtors shall be an “investment company” under the Investment Company Act and this conclusion is based on one or more bases or exclusions other than Sections 3(c)(1) and 3(c)(7) of the Investment Company Act, including that neither the Berry Debtors nor any of its subsidiaries comes within the basic definition of “investment company” under section 3(a)(1) of the Investment Company Act. For the avoidance of doubt, the Berry Debtors shall be wound down and liquidated as part of the Berry Restructuring Transactions, and Reorganized Berry is not intended to be a successor to the Berry Debtors for U.S. federal income tax purposes.

Upon the Effective Date, Reorganized Berry shall become the representative of the Berry Debtors and their Estates and shall be authorized to take any and all actions authorized by or consistent with the terms of this Plan on behalf of the Reorganized Berry Debtors, including providing for the wind-down and corporate dissolution of the Berry Debtors.

F. Vesting of Assets in the Reorganized Berry Debtors.

Except as otherwise provided in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Berry Debtors pursuant to the Plan shall vest in each applicable Reorganized Berry Debtor, free and clear of all Liens, Claims, charges, Interests, or other encumbrances. Except as otherwise provided in the Plan, on and after the Effective Date, each of the Reorganized Berry Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, on the Effective Date, all rights and obligations of the Berry Debtors with respect to the Berry Backstop Agreement shall vest in Reorganized Berry HoldCo, and Reorganized Berry HoldCo will be deemed to assume all such obligations.

G. Cancellation of Existing Securities and Agreements.

Except as otherwise provided in the Plan, on and after the Effective Date, all notes, instruments, certificates, agreements, indentures, mortgages, security documents, and other documents evidencing Claims or Interests, including Other Berry Secured Claim, Interests in Berry and LAC, Berry Lender Claims, and Berry Unsecured Notes Claims, shall be deemed canceled, surrendered, and discharged without any need for further action or approval of the Bankruptcy Court or any Holder or other person and the obligations of the Debtors or Reorganized Berry Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Berry Unsecured Notes Trustees and the Berry Administrative Agent shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of: (1) allowing Holders to receive distributions under the Plan; (2) allowing the Berry Unsecured Notes Trustee and the Berry Administrative Agent to enforce their rights, claims, and interests vis-à-vis any parties other than the Berry Debtors; (3) allowing the Berry Unsecured Notes Trustee and the Berry Administrative Agent to make the distributions in accordance with the Plan (if any), as applicable; (4) preserving any rights of the Berry Administrative Agent or the Berry Unsecured Notes Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders under the Berry Unsecured Notes Indenture or the Berry Credit Agreement, including any rights to priority of payment and/or to exercise charging liens; (5) allowing the Berry Unsecured Notes Trustee and the Berry Administrative Agent to enforce any obligations owed to each of them under the Plan; (6) allowing the Berry Unsecured Notes Trustee and Berry Administrative Agent to exercise rights and obligations relating to the interests of the Holders under the relevant indentures and credit agreements; (7) allowing the Berry Unsecured Notes Trustee and the Berry Administrative Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court to the Holders of Allowed Unsecured Claims as set forth in Article III.B of the Plan; and (8) permitting the Berry Unsecured Notes Trustee and the Berry Administrative Agent to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that except as provided below, the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, as applicable, or result in any expense or liability to the Berry Debtors or Reorganized Berry Debtors, as applicable. Except for the foregoing, the Berry Unsecured Notes Trustee and its respective agents shall be relieved of all further duties and responsibilities related to the Berry Unsecured Notes Indenture and the Plan, except with respect to such other rights of the Berry Unsecured Notes Trustee that, pursuant to the Berry Unsecured Notes Indenture, survive the termination of such indentures. Subsequent to the performance by the Berry Unsecured Notes Trustee of its obligations pursuant to the Plan, the Berry Unsecured Notes Trustee and its agents shall be relieved of all further duties and responsibilities related to the applicable indenture.

H. Corporate Action.

On the Effective Date, all actions contemplated under the Plan with respect to the applicable Berry Debtor or Reorganized Berry Debtor, as applicable, shall be deemed authorized and approved in all respects, including: (1) implementation of the Berry Restructuring Transactions; (2) formation by the Berry Debtors or such other party as contemplated in the Plan, Plan Supplement document, or Confirmation Order, of Reorganized Berry (including Reorganized Berry HoldCo and Reorganized Berry OpCo) and the wind-down of the Berry Debtors; (3) selection of, and the election or appointment (as applicable) of, the directors and officers for Reorganized Berry; (4) as applicable, adoption of, entry into, and assumption and/or assignment of the Reorganized Berry Employment Agreements; (5) adoption of the Reorganized Berry Employee Incentive Plans, and the issuance and distribution of the Reorganized Berry Common Stock in connection therewith; (6) approval and adoption of (and, as applicable, the execution, delivery, and filing of) the New Organizational Documents; (7) the execution and delivery of the Berry Exit Facility Documents and the Reorganized Berry Non-Conforming Term Notes Documents; (8) the issuance and delivery of the Reorganized Berry Common Stock; (9) the issuance and distribution of Reorganized Berry Rights and the subsequent issuance and distribution of the Reorganized Berry Preferred Stock issuable upon the exercise of such; (10) the execution and delivery of the Reorganized Berry Registration Rights Agreement; (11) the establishment and funding of the Berry GUC Cash Distribution Pool; and (12) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for herein involving the corporate structure of the Berry Debtors or the Reorganized Berry Debtors, as applicable, and any corporate action, authorization, or approval that would otherwise be required by the Berry Debtors or the Reorganized Berry Debtors in connection with the Plan shall be deemed to have occurred or to have been obtained and shall be in effect as of the Effective Date, without any requirement of further action, authorization, or approval by the Bankruptcy Court, security holders, directors, managers, or officers of the Berry Debtors or the Reorganized Berry Debtors or any other person.

On or before the Effective Date, the appropriate officers of the Berry Debtors and the Reorganized Berry Debtors shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, and instruments, and take such actions, contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Berry Debtors, as applicable, including the Berry Exit Facility Documents, the Reorganized Berry Non-Conforming Term Notes Documents, the New Organizational Documents, the Reorganized Berry Registration Rights Agreement, the Reorganized Berry Employee Incentive Plan Agreements, the Reorganized Berry EIP Equity, the Reorganized Berry Common Stock, Reorganized Berry Preferred Stock, the Berry Rights Offerings, the Berry GUC Cash Distribution, and any and all other agreements, documents, securities, and instruments relating to the foregoing, and all such documents shall be deemed ratified. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

On the Effective Date, and subject to the Confirmation Order and the Berry Backstop Order, Reorganized Berry shall issue (a) 40,000,000 shares of Reorganized Berry Common Stock and (b) 32,100,000 shares of Reorganized Berry Preferred Stock (or, if there is a Berry Rights Offerings Increase, 35,845,000 shares of Reorganized Berry Preferred Stock) pursuant to the terms of the Plan, the Berry Backstop Agreement, and the New Organizational Documents.

I. New Organizational Documents.

The New Organizational Documents shall be in form and substance reasonably acceptable to the Required Consenting Berry Noteholders and the Berry Debtors. On the Effective Date, each of the Reorganized Berry Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state of incorporation or formation in accordance with the applicable laws of the respective state of incorporation or formation, to the extent required for such New Organizational Documents to become effective. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Berry Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state of incorporation and its respective New Organizational Documents and other constituent documents of the Reorganized Berry Debtors.

J. Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the Reorganized Berry Board for Reorganized Berry HoldCo shall be constituted to meet applicable NYSE independence requirements and shall consist of to-be-determined number of directors or managers.

As of the Effective Date, the terms of the current members of the boards of directors or managers, as applicable, of each of the Berry Debtors shall expire, and the initial Reorganized Berry Board, and the boards of directors or managers of each of the other Reorganized Berry Debtors and Reorganized Berry, as applicable, will include those directors and officers set forth in the lists of directors and officers of the Reorganized Berry Debtors included in the Plan Supplement.

After the Effective Date, the officers of each of the Reorganized Berry Debtors shall be appointed in accordance with the respective New Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Berry Debtors will disclose in the Plan Supplement the identity and affiliations of each person proposed to be an officer or to serve on the initial board of directors of any of the Reorganized Berry Debtors. To the extent any such director or officer of the Reorganized Berry Debtors is an “insider” under the Bankruptcy Code, the Berry Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents.

K. Section 1146 Exemption.

Pursuant to, and to the fullest extent permitted by, section 1146 of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with, the Plan, including (1) the Berry Restructuring Transactions; (2) the Berry Exit Facility; (3) the Reorganized Berry Non-Conforming Term Notes; (4) the transfer of the Berry Debtors’ assets to Reorganized Berry OpCo that is intended to be a taxable transaction for U.S. federal income tax purposes; (5) the issuance and delivery of the Reorganized Berry Common Stock; (6) the distribution and subsequent exercise of the Berry Rights; (7) the issuance and delivery of the Reorganized Berry Preferred Stock pursuant to the Berry Rights Offerings; (8) the assignment or surrender of any lease or sublease; and (9) the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer, mortgage recording tax, or other similar tax, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers or property without the payment of any such tax, recordation fee, or governmental assessment.

L. SEC Reporting Requirements.

The Berry Debtors shall cooperate in good faith with the Berry Backstop Parties to prepare a prospectus to be included in a registration statement on Form S-1 to be filed by Reorganized Berry as soon as practicable pursuant to the Berry Backstop Agreement; provided, that in any case, from and after the Effective Date, Reorganized Berry shall be required to provide to its shareholders such annual, quarterly, and current reportings as would be required if it were a reporting company under the Exchange Act, which obligation may be satisfied by posting such reports on Reorganized Berry’s website, and Reorganized Berry will include such obligation to provide to its shareholders such reports in its New Organizational Documents.

M. Director, Officer, Manager, and Employee Liability Insurance.

On or before the Effective Date, the Berry Debtors or the LINN Debtors or the Reorganized LINN Debtors, as applicable and on behalf of the Reorganized Berry Debtors, will obtain directors’ and officers’ liability insurance policy coverage for the six-year period following the Effective Date for the benefit of the Debtors’ current and former directors, managers, officers, and employees on terms no less favorable to such persons than their existing coverage under the D&O Liability Insurance Policies with available aggregate limits of liability upon the Effective Date of no less than the aggregate limit of liability under the existing D&O Liability Insurance Policies. In furtherance of such obligation, the Reorganized Berry Debtors shall be authorized to purchase tail coverage under a directors’ and officers’ liability insurance policy with a term of six years for current and former directors, managers, officers, and employees. After the Effective Date, none of the Debtors or the Reorganized Berry Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring on or prior to the Effective Date, and all officers, directors, managers, and employees of the Berry Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full six-year term of such policy regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

N. Reorganized Berry Employee Incentive Plan.

The Reorganized Berry Debtor Employee Incentive Plan shall be authorized and implemented on the Effective Date by the applicable Reorganized Debtors without any further action by the Reorganized Berry Board or the Bankruptcy Court.

The Reorganized Berry Employee Incentive Plan will be implemented with respect to Reorganized Berry on the Effective Date. The material terms of the Reorganized Berry Employee Incentive Plan shall be agreed upon prior to the Effective Date and set forth in the Reorganized Berry Employee Incentive Plan Agreement.

O. Employee Obligations.

Except as otherwise provided in the Plan or the Plan Supplement, the Reorganized Berry Debtors shall honor the Berry Debtors’ written contracts, agreements, policies, programs and plans for, among other things, compensation, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, including in the event of a change of control, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the directors, officers and employees of any of the Berry Debtors who served in such capacity at any time (including any compensation programs approved by the Bankruptcy Court); provided, that the consummation of the transactions contemplated herein shall not constitute a “change in control” with respect to any of the foregoing arrangements. To the extent that the above-listed contracts, agreements, policies, programs and plans are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, each of them will be deemed assumed as of the Effective Date and assigned to the Reorganized Berry Debtors. Notwithstanding anything in this paragraph to the contrary, the Berry Debtors and the Reorganized Berry Debtors shall not assume or honor any obligations for any officer, manager, or employee of Quantum Energy Partners or Sentinel Peak Resources.

P. Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Berry Debtors, and their respective officers and the Reorganized Berry Board, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities authorized and/or issued, as applicable, pursuant to the Plan, including the Berry Rights, the Reorganized Berry Preferred Stock, and the Reorganized Berry Common Stock, in the name of and on behalf of the Reorganized Berry without the need for any approvals, authorization, or consents.

Q. Preservation of Causes of Action.

Except as otherwise provided herein, in accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Berry Debtors shall retain (or shall receive from the Berry Debtors, as applicable) and may enforce all rights to commence and pursue any and all Causes of Action belonging to their Estates, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement and the Retained Causes of Action List (which shall include, for the avoidance of doubt, any Causes of Action held by the Berry Debtors or Reorganized Berry Debtors against either Quantum Energy Partners, Sentinel Peak Resources, and any of their respective officers, managers, or employees), and the Reorganized Berry Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Berry Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII and the Causes of Action subject to the Berry-LINN Intercompany Claims Settlement, which shall be deemed released and waived by the Berry Debtors and Reorganized Berry Debtors as of the Effective Date; provided, however, that in no event shall any Cause of Action against the Berry Lenders be preserved.

The Reorganized Berry Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Berry Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Berry Debtors or the Reorganized Berry Debtors, as applicable, will not pursue any and all available Causes of Action against it. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled herein or in a Bankruptcy Court order, the Reorganized Berry Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation; provided, however, that in no event shall any Cause of Action against the Berry Lenders be preserved.

The Reorganized Berry Debtors reserve and shall retain the Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Berry Debtor may hold against any Entity shall vest in the Reorganized Berry Debtors. The Reorganized Berry Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

R. Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan, on and after the Effective Date, all Royalty and Working Interests shall be preserved and remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, and no Royalty and Working Interests shall be compromised or discharged by the Plan. For the avoidance of doubt and notwithstanding anything to the contrary in the preceding sentence, any right to payment arising from a Royalty and Working Interest, if any, shall be treated as a Berry General Unsecured Claim under this Plan and shall be subject to any discharge and/or release provided hereunder.

S. Payment of Certain Fees.

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Reorganized Berry Debtors, as applicable, shall pay on the Effective Date any reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, accountants, and other professionals, advisors, and consultants payable under (a) the Berry Exit Facility, (b) the Reorganized Berry Non-Conforming Term Notes, (c) the Berry Backstop Agreement, (d) the Cash Collateral Order (which fees and expenses shall be paid by

Reorganized LINN Debtors or the Reorganized Berry Debtors, to the extent applicable, pursuant to the terms of the Cash Collateral Order), and (e) the Berry RSA, including any applicable transaction, success, or similar fees for which the applicable Berry Debtors have agreed to be obligated.

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Reorganized Berry Debtors, as applicable, shall pay on the Effective Date any reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by the Berry Unsecured Notes Trustee (including the reasonable and documented fees and expenses of their counsel and agents) pursuant to the Berry Unsecured Notes Indenture.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases of the Debtors, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, will be deemed to be Assumed Executory Contracts or Unexpired Leases, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed or rejected by the Berry Debtors; (2) are identified on the Rejected Executory Contract and Unexpired Lease List; (3) are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; provided, that the Berry Debtors or the Reorganized Berry Debtors, as applicable, may not assume or reject any material Executory Contract or Unexpired Lease without the prior written consent of the Required Consenting Berry Creditors (which consent shall not be unreasonably withheld); provided, further, that following the request for consent by the Berry Debtors or Reorganized Berry, if the consent of the Required Consenting Berry Creditors is not obtained or declined within five (5) Business Days following written request thereof by the Berry Debtors or Reorganized Berry, such consent shall be deemed to have been granted by the Required Consenting Berry Creditors.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute a court order approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Rejected Executory Contract and Unexpired Lease List, or the Assumed Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party before the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Berry Debtors in accordance with its terms, except as such terms are modified by the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything this Article V.A. to the contrary, the Reorganized Berry Employment Agreements shall be deemed to be entered into or assumed and/or assigned to Reorganized Berry on the Effective Date, and Reorganized Berry shall be responsible for any cure costs arising from or related to the assumption of such Reorganized Berry Employment Agreements. Notwithstanding anything to the contrary in the Plan, the Berry Debtors or the Reorganized Berry Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List and the Assumed Executory Contract and Unexpired Lease List at any time through and including 30 days after the Effective Date, subject to any consent right of the Required Consenting Berry Creditors, as applicable, as set forth in the Plan.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed within 30 days after the later of: (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection; and (2) the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Berry Debtors, Reorganized Berry Debtors, Reorganized Berry, the Estates, or their property without the need for any objection by Reorganized Berry or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims against the applicable Debtor and shall be treated in accordance with the Plan, unless a different security or priority is otherwise asserted in such Proof of Claim and Allowed in accordance with Article VII of the Plan.

C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under each Assumed Executory Contract or Unexpired Lease (calculated as of the Petition Date) shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, or as soon as reasonably practicable thereafter, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Berry Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

At least fourteen (14) days before the Confirmation Hearing, the Berry Debtors will provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors at least seven (7) days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have consented to such assumption or proposed cure amount.

If the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Berry Debtors or Reorganized Berry Debtors, as applicable, may add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as the Effective Date.

Assumption of any Executory Contract or Unexpired Lease shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the effective date of assumption. Any Proofs of Claim Filed with respect to an Assumed Executory Contract or Unexpired Lease shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D. Preexisting Obligations to the Berry Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed by the Executory Contract or Unexpired Lease counterparty or counterparties to the Berry Debtors or the Reorganized Berry Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

E. Indemnification Obligations.

The Berry Debtors and Reorganized Berry Debtors shall assume the Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the Berry Debtors, to the extent consistent with applicable law, and such Indemnification Obligations shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose. Notwithstanding the foregoing, nothing shall impair the ability of Reorganized Berry Debtors to modify indemnification obligations (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) arising after the Effective Date; provided, that none of the Reorganized Debtors shall amend or restate any of the New Organizational Documents before the Effective Date to terminate or adversely affect any of the Reorganized Berry Debtors’ Indemnification Obligations. For the avoidance of doubt, nothing in this paragraph shall affect the assumption of any Indemnification Obligations arising under the D&O Liability Insurance Policies. Notwithstanding anything in this paragraph to the contrary, the Berry Debtors and the Reorganized Berry Debtors shall not assume any Indemnification Obligations for any officer, manager, or employee of Quantum Energy Partners or Sentinel Peak Resources.

F. Insurance Policies.

Each of the Berry Debtors’ Insurance Policies is treated as an Executory Contract under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Berry Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, and such Insurance Policies shall not be impaired in any way by the Plan or Confirmation Order, but rather will remain valid and enforceable in accordance with their terms.

G. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan or the Confirmation Order, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or is rejected or repudiated under the Plan.

Unless otherwise provided herein or in the applicable Executory Contract or Unexpired Lease (as may have been amended, modified, supplemented, or restated), modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Berry Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H. Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Berry Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Berry Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Berry Debtors or the Reorganized Berry Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

I. Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur with respect to a Berry Debtor, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases with respect to such Berry Debtor pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

J. Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Berry Debtor, including any Assumed Executory Contracts or Unexpired Leases, will be performed by the applicable Berry Debtor or the applicable Reorganized Berry Debtor liable thereunder in the ordinary course of their business. Accordingly, any such contracts and leases (including any Assumed Executory Contracts or Unexpired Leases) that have not been rejected as of the date of the Confirmation Date shall survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Allowed Interest in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII of the Plan.

B. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Reorganized Berry Debtors shall make distributions to Holders of Allowed Claims and Allowed Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Berry Debtors’ records as of the date of any such distribution; provided, however, that the Distribution Record Date shall not apply to publicly-traded Securities. The manner of such distributions shall be determined at the discretion of the Reorganized Berry Debtors, and the address for each Holder of an Allowed Claim or Allowed Interest shall be deemed to be the address set forth in any Proof of Claim or Interest Filed by that Holder.

3. Delivery of Distributions on Berry Lender Claims.

Except as otherwise provided in the Plan, all distributions on account of Allowed Berry Lender Claims shall be governed by the Berry Credit Agreement and shall be deemed completed when made to the Berry Administrative Agent, which shall be deemed the Holder of such Allowed Berry Lender Claims for purposes of distributions to be made hereunder. The Berry Administrative Agent shall hold or direct such distributions for the benefit of the Holders of Allowed Berry Lender Claims for the benefit of the Holders of Allowed Berry Lender Claims, as applicable. As soon as practicable following compliance with the requirements set forth in this Article VI, the Berry Administrative Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of Allowed Berry Lender Claims.

4. Delivery of Distributions on Berry Unsecured Notes Claims.

Except as otherwise provided in the Plan or reasonably requested by the Berry Unsecured Notes Trustee, all distributions to Holders of Allowed Berry Unsecured Notes Claims shall be deemed completed when made to the Berry Unsecured Notes Trustee, which shall be deemed to be the Holder of all Allowed Berry Unsecured Notes Claims for purposes of distributions to be made hereunder. The Berry Unsecured Notes Trustee shall hold or direct such distributions for the benefit of the Holders of Allowed Berry Unsecured Notes Claims. As soon as practicable in accordance with the requirements set forth in this Article VI, the Berry Unsecured Notes Trustee shall arrange to deliver such distributions to or on behalf of such Holders.

5. Delivery of Distributions to Holders of Berry General Unsecured Claims.

Pursuant to the Plan and the Confirmation Order, the Berry Debtors and Reorganized Berry Debtors, as applicable, will, with the consent of the Required Consenting Berry Noteholders, and in consultation with (and subject to the reasonable consent of) the Committee prior to the Effective Date, and as set forth in the Confirmation Order, determine the method for a timely distribution (including, for the avoidance of doubt, the method for determining whether each Holder of an Allowed Berry Unsecured Notes Claim who irrevocably elects to receive its Pro Rata share of the Berry GUC Cash Distribution Pool instead of any distribution of Reorganized Berry Common Stock is a Non-Accredited Investor) of all distributions of the Reorganized Berry Common Stock to applicable Holders of Allowed Berry General Unsecured Claims and/or Allowed Berry Unsecured Notes Claims and Cash from the Berry GUC Cash Distribution Pool to applicable Holders of Allowed Berry General Unsecured Claims and/or applicable Allowed Berry Unsecured Notes Claims who have irrevocably elected to receive their Pro Rata share of the Berry GUC Cash Distribution Pool instead of any distribution of Reorganized Berry Common Stock.

6. No Fractional Distributions.

No fractional shares of Reorganized Berry Common Stock or Reorganized Berry Preferred Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of shares of Reorganized Berry Common Stock or Reorganized Berry Preferred Stock that is not a whole number, the actual distribution of shares of Reorganized Berry Common Stock or Reorganized Berry Preferred Stock shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment therefor; provided, however, that to the extent this provision conflicts with the Berry Backstop Agreement with respect to the Reorganized Berry Preferred Stock, the Berry Backstop Agreement shall govern with respect to the treatment of fractional amounts of shares of Reorganized Berry Preferred Stock. The total number of authorized shares of Reorganized Berry Common Stock or Reorganized Berry Preferred Stock to be distributed to Holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

7. Minimum Distribution.

No Cash payment of less than $50.00 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.

8. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Reorganized Berry Debtors have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the applicable Reorganized Berry Debtor(s) automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and any claim of any Holder to such property shall be fully discharged, released, and forever barred.

C. Manner of Payment.

Unless as otherwise set forth herein, all distributions of Cash, the Reorganized Berry Common Stock, the Berry Rights, and the Reorganized Berry Preferred Stock, as applicable, to the Holders of Allowed Claims under the Plan shall be made by the Reorganized Berry Debtors. At the option of the Reorganized Berry Debtors, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

D. SEC Exemption.

Each of the Reorganized Berry Common Stock, the Berry Rights, and the Reorganized Berry Preferred Stock are or may be “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws.

All shares of the Reorganized Berry Common Stock issued under the Plan (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) will be issued in reliance upon section 1145 of the Bankruptcy Code. The Berry Rights (and any shares issuable upon the exercise thereof), shares issuable as part of the Berry Backstop Commitment Premium, the Reorganized Berry Preferred Stock and all unsubscribed shares of Reorganized Berry Preferred Stock issued to the Berry Backstop Parties pursuant to the Berry Backstop Agreement will be issued in reliance upon either (a) section 1145 of the Bankruptcy Code or (b) section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. All shares of the Reorganized Berry Common Stock and the Reorganized Berry Preferred Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

Pursuant to section 1145 of the Bankruptcy Code, the issuance of the Reorganized Berry Common Stock issued in reliance on section 1145 of the Bankruptcy Code, is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration before the offering, issuance, distribution, or sale of such securities. The Reorganized Berry Common Stock issued in reliance on section 1145 (a) is not a “restricted security” as defined in Rule 144(a)(3) under the Securities Act, and (b) is freely tradable and transferable by any initial recipient thereof that (i) at the time of transfer, is not an “affiliate” of the Reorganized Berry as defined in Rule 144(a)(1) under the Securities Act and has not been such an “affiliate” within 90 days of such transfer, and (ii) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

The Berry Rights (and any shares issuable upon the exercise thereof), shares issuable as part of the Berry Backstop Commitment Premium, the Reorganized Berry Preferred Stock, and all unsubscribed Reorganized Berry Preferred Stock purchased by the Berry Backstop Parties pursuant to the Berry Backstop Agreement will be issued without registration under the Securities Act in reliance upon either (a) Section 1145 of the Bankruptcy Code or (b) Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. To the extent issued in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, each will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.

Should the Reorganized Berry Debtors or Reorganized Berry, as applicable, elect on or after the Effective Date to reflect any ownership of the Reorganized Berry Common Stock or Reorganized Berry Preferred Stock through the facilities of DTC, the Reorganized Berry Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the Reorganized Berry Common Stock or Reorganized Berry Preferred Stock under applicable securities laws.

DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether any of the Reorganized Berry Common Stock or Reorganized Berry Preferred Stock (including any shares issuable upon exercise of the Berry Rights), are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized Berry Common Stock or the Reorganized Berry Preferred Stock issuable upon exercise of the Berry Rights are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

E. Compliance with Tax Requirements.

In connection with the Plan, as applicable, the Berry Debtors and the Reorganized Berry Debtor(s) shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit with respect to distributions pursuant to the Plan. Notwithstanding any provision herein to the contrary, the Berry Debtors and the Reorganized Berry Debtors shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, and establishing any other mechanisms they believe are reasonable and appropriate to comply with such requirements. The Berry Debtors and the Reorganized Berry Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

F. No Postpetition or Default Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, and notwithstanding any documents that govern the Berry Debtors’ prepetition funded indebtedness to the contrary, (a) postpetition and/or default interest shall not accrue or be paid on any Claims and (b) no Holder of a Claim shall be entitled to: (i) interest accruing on or after the Petition Date on any such Claim; or (ii) interest at the contract default rate, as applicable; provided, however, that nothing herein shall affect the payment of postpetition interest and/or adequate protection payments made to the Berry Lenders pursuant to the Cash Collateral Order.

G. Setoffs and Recoupment.

Unless otherwise provided for in the Plan or the Confirmation Order, the Berry Debtors and Reorganized Berry Debtors, as applicable, may, but shall not be required to, setoff against or recoup any payments or distributions to be made pursuant to the Plan in respect of any Claims of any nature whatsoever that the Berry Debtors or the Reorganized Berry Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Berry Debtors or the Reorganized Berry Debtors of any such claim it may have against the Holder of such Claim.

H. No Double Payment of Claims.

To the extent that a Claim is Allowed against more than one Berry Debtor’s Estate, there shall be only a single recovery on account of that Allowed Claim, but the Holder of an Allowed Claim against more than one Berry Debtor may recover distributions from all co-obligor Berry Debtors’ Estates until the Holder has received payment in full on the Allowed Claims. No Holder of an Allowed Claim shall be entitled to receive more than payment in full of its Allowed Claim, and each Claim shall be administered and treated in the manner provided by the Plan only until payment in full on that Allowed Claim.

I. Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Berry Debtors or the Reorganized Berry Debtors, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Berry Debtor or a Reorganized Berry Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Berry Debtor or a Reorganized Berry Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Berry Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Berry Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

Except as otherwise provided under the Plan, (i) no distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Berry Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, and (ii) to the extent that one or more of the Berry Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Berry Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein (a) constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such insurers, or (b) establish, determine, or otherwise imply any liability or obligation, including any coverage obligation, of any insurer.

J. Allocation of Distributions Between Principal and Interest.

For distributions in respect of Allowed Berry Lender Claims, Allowed Berry Unsecured Notes Claims, and Allowed Berry General Unsecured Claims to the extent that any such Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for U.S. federal income tax purposes) of the Claim first, and then to accrued but unpaid interest; provided, that for distributions in respect of Allowed Berry Lender Claims, to the extent that any such Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the accrued but unpaid interest first, and then to the principal amount.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A. Allowance of Claims.

Except as otherwise set forth in the Plan, after the Effective Date, each of the Reorganized Berry Debtors shall have and retain any and all rights and defenses such Berry Debtor had with respect to any Claim immediately before the Effective Date. Except as specifically provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such claim.

B. Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the applicable Reorganized Berry Debtor(s) shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

Prior to the Confirmation Hearing, the Berry Debtors, the Consenting Berry Noteholders, and the Committee shall work together in good faith to determine (1) the funding of the costs incurred (including legal fees and expenses) in connection with the claims reconciliation process with respect to Disputed Berry General Unsecured Claims, (2) other claims administration responsibilities with respect to Disputed Berry General Unsecured Claims, and (3) the eligibility (or Non-Accredited Investor status) of Holders of Berry Unsecured Notes Claims that elect to receive a Pro Rata share of the Berry GUC Cash Distribution Pool instead of any distribution of Reorganized Berry Common Stock, the resolution of each of which shall be documented in the Confirmation Order.

C. Berry GUC Cash Distribution Pool.

On the Effective Date, the Berry Debtors shall irrevocably fund the Berry GUC Cash Distribution Pool into a separate, segregated bank account not subject to the control of the lenders or the administrative agent under the Berry Exit Facility, which accounts shall not be, at any time, subject to any liens, security interests, or other encumbrances. Except as provided herein, Cash held on account of the Berry GUC Cash Distribution Pool shall not constitute property of the Berry Debtors or the Reorganized Berry Debtors and distributions from such accounts shall be made in accordance with Article III, Article IV, and Article VII hereof. In the event there is any remaining Cash balance in the Berry GUC Cash Distribution Pool after payment to all Holders of Allowed Berry General Unsecured Claims and/or applicable Allowed Berry Unsecured Notes Claims that elect to receive such Cash distributions in lieu of any recovery in the form of shares of Reorganized Berry Common Stock, such remaining amount, if any, shall be returned to the Reorganized Berry Debtors for general corporate purposes.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including receipt by the Reorganized Berry Debtors (and/or any other party responsible for administration of the Berry GUC Cash Distribution Pool (if any)) of a private letter ruling if so requested, or the receipt of an adverse determination by the IRS upon audit if not contested by the Reorganized Berry Debtors), the Reorganized Berry Debtors (and/or any other party responsible for administration of the Berry GUC Cash Distribution Pool (if any)) shall (i) treat the Berry GUC Cash Distribution Pool as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and make any appropriate elections) and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Reorganized Berry Debtors and the Holders of Claims and Interests, and/or any other party responsible for administration of the Berry GUC Cash Distribution Pool (if any)) shall report for United States federal, state, and local income tax purposes consistently with the foregoing. The Reorganized Berry Debtors (and/or any other party responsible for administration of the Berry GUC Cash Distribution Pool (if any)) shall be responsible for payment, out of the Cash assets of the Berry GUC Cash Distribution Pool of any taxes imposed on such pools or their assets.

The Reorganized Berry Debtors (and/or any other party responsible for administration of the Berry GUC Cash Distribution Pool (if any)) may request an expedited determination of taxes of the Berry GUC Cash Distribution Pool under section 505(b) of the Bankruptcy Code for all tax returns for all taxable periods through the closing of such accounts.

D. Estimation of Claims.

Before or after the Effective Date, the Berry Debtors or the Reorganized Berry Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection.

Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Berry Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

E. Claims Reserve.

On or before the Effective Date, the Berry Debtors or the Reorganized Berry Debtors (and/or any other party responsible for administration of any Disputed Claims Reserve (if any)) shall be authorized, but not directed, to establish, in consultation with the Committee prior to the Effective Date, one or more Disputed Claims Reserves, which Disputed Claims Reserve shall be administered by the Reorganized Berry Debtors (and/or any other party responsible for administration of any Disputed Claims Reserve (if any)), to the extent applicable.

The Reorganized Berry Debtors (and/or any other party responsible for administration of any Disputed Claims Reserve (if any)) may, in their sole discretion, hold Cash, in the same proportions and amounts provided for in the Plan in the Berry GUC Cash Distribution Pool for applicable Holders of Allowed Berry General Unsecured Claims and/or applicable Allowed Berry Unsecured Notes Claims, and Reorganized Berry Common Stock, in the same proportions and amounts as provided for in the Plan, in the Disputed Claims Reserves in trust for the benefit of the Holders of the total estimated amount of Claims ultimately determined to be Allowed after the Effective Date; provided, however, that the Reorganized Berry Debtors may, rather than issuing Reorganized Berry Common Stock into a trust, elect to issue such stock directly to Holders of Claims ultimately determined to be Allowed as and when such Claims are Allowed. The Reorganized Berry Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Claims as such amounts would have been distributable had such Claims been Allowed Claims as of the Effective Date under the Plan solely to the extent of the amounts available in the applicable Disputed Claims Reserves. Any portions of the Berry GUC Cash Distribution Pool remaining after resolution of the Disputed Berry General Unsecured Claims shall be released from the applicable Disputed Claims reserves for Pro Rata distributions to each Holder of Allowed Berry General Unsecured Claims who have irrevocably elected to receive its Pro Rata share of the Berry GUC Cash Distribution Pool; provided, that in no event shall any such Holder of an Allowed Berry General Unsecured Claim receive a Cash recovery in excess of $0.35 on each $1.00 of its Allowed Berry General Unsecured Claim; provided, further, that to the extent that there are any amounts of the Berry GUC Cash Distribution Pool remaining after each applicable Holder of Allowed Berry General Unsecured Claims has received its maximum Cash recovery, such excess funds shall be returned to the Reorganized Berry Debtors for general corporate uses.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including receipt by the Reorganized Berry Debtors (and/or any other party responsible for administration of any Disputed Claims Reserve (if any)) of a private letter ruling if so requested, or the receipt of an adverse determination by the IRS upon audit if not contested by the Reorganized Berry Debtors), the Reorganized Berry Debtors (and/or any other party responsible for administration of any Disputed Claims Reserve (if any)) shall (i) treat any Disputed Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and make any appropriate elections) and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Reorganized Berry Debtors and the Holders of Claims and Interests) shall report for United States federal, state, and local income tax purposes consistently with the foregoing. The Reorganized Berry Debtors (and/or any other party responsible for administration of any Disputed Claims Reserve (if any)) shall be responsible for payment, out of the Cash assets of the Berry GUC Cash Distribution Pool of any taxes imposed on such pools or their assets.

The Reorganized Berry Debtors (and/or any other party responsible for administration of any Disputed Claims Reserve (if any)) may request an expedited determination of taxes of the Berry GUC Cash Distribution Pool under section 505(b) of the Bankruptcy Code for all tax returns for all taxable periods through the closing of such accounts.

F. Adjustment to Claims without Objection.

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Berry Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

G. Time to File Objections to Claims or Interests.

Any objections to Claims or Interests shall be Filed on or before the Claims Objection Deadline.

H. Disallowance of Claims.

Any Claims held by Entities from which the Bankruptcy Court has determined that property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that the Bankruptcy Court has determined is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and the full amount of such obligation to the Berry Debtors has been paid or turned over in full. All Proofs of Claim Filed on account of an Indemnification Obligation shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Proofs of Claim Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Entities elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim Filed after the Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely Filed by a Final Order.

I. Amendments to Proofs of Claim.

On or after the Effective Date, a Proof of Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Berry Debtors, and any such new or amended Proof of Claim or Interest Filed that is not so authorized before it is Filed shall be deemed disallowed in full and expunged without any further action.

J. Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim as no longer contingent.

K. No Distributions Pending Allowance.

Except as otherwise set forth herein, if an objection to a Claim or portion thereof is Filed as set forth in Article VII.A and Article VII.B of the Plan, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

L. Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date a Disputed Claim becomes Allowed, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan, as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim unless required under such order or judgment of the Bankruptcy Court.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Berry Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Berry Debtors may compromise and settle Claims against, and Interests in, the Berry Debtors and their Estates and Causes of Action against other Entities.

B. Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Berry Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Berry Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Berry Debtors or the LINN Debtors and the Reorganized LINN Debtors attributable to the Berry Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C. Release of Liens.

Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Berry Secured Claims that the Berry Debtors elect to Reinstate in accordance with Article III.B.1 of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Berry Debtors and their successors and assigns (including Reorganized Berry), in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Berry Debtors or Reorganized Berry Debtors; provided, that this Article VIII.C shall not apply to the Berry Lender Claims to the extent specifically provided for in the Berry Exit Facility Documents and the Reorganized Berry Non-Conforming Term Notes Documents.

D. Releases by the Debtors.

In addition to the releases set forth in the Berry-LINN Intercompany Settlement Agreement, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Berry Debtors, the Reorganized Berry Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Berry Debtors, that the Berry Debtors, the Reorganized Berry Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Berry Debtors (including the management, ownership or operation thereof), the Berry Debtors’ in- or out-of-court restructuring efforts, intercompany transactions (including dividends and management fees paid), the Berry Credit Agreement, the Berry Unsecured Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), the Cash Management Order, any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or consummation of the Berry Exit Facility, the Reorganized Berry Non-Conforming Term Notes, the Berry Backstop Agreement, the Berry Rights Offerings, or any Berry Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Berry RSA, the Original Berry RSA, the Disclosure Statement, the Plan, the Berry Exit Facility, the Reorganized Berry Non-Conforming Term Notes, the Berry Rights Offerings, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Berry Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

E. Releases by Holders of Claims and Interests.

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Berry Debtor, and each Released Party from any and all Claims and Causes of Action, including Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Berry Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), Reorganized Berry (including the formation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions (including dividends paid), transactions pursuant and/or related to the Berry Backstop Agreement, the Berry Credit Agreement, the Berry Rights Offerings, the New Organizational Documents, the Reorganized Berry Registration Rights Agreement, the Berry Unsecured Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), the Cash Management Order, the Berry Unsecured Notes, the formulation, preparation, dissemination, negotiation, or Filing of the Berry RSA, the Original Berry RSA, the Berry Rights Offerings, the Berry Backstop Agreement, the Berry Exit Facility, the Reorganized Berry Non-Conforming Term Notes, or any Berry Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Berry RSA, the Original Berry RSA, the Disclosure Statement, the Plan, the Berry Exit Facility, the Reorganized Berry Non-Conforming Term Notes, the Berry Rights Offerings, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing; provided, however, that except as expressly provided under the Plan, the foregoing releases shall not release obligations arising under agreements among the Releasing Parties and the Released Parties other than the Berry Debtors, and shall not release claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence.

F. Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Berry RSA, the Original Berry RSA, and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Berry RSA, the Original Berry RSA, the Berry Exit Facility, the Reorganized Berry Non-Conforming Term Notes, the Berry Rights Offerings, the Berry Backstop Agreement, the formation of Reorganized Berry, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to or in connection with the Plan and the Berry Restructuring Transactions. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

G. Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to Article VIII.D or Article VIII.E of the Plan, shall be discharged pursuant to Article VIII.A of the Plan, or are subject to exculpation pursuant to Article VIII.F of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Berry Debtors, the Reorganized Berry Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan; provided, however, that such injunction shall not apply to claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence.

H. Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Berry Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Berry Debtors, or another Entity with whom the Reorganized Berry Debtors have been associated (including Reorganized Berry), solely because each Berry Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Berry Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I. Regulatory Activities.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order is intended to affect the police or regulatory activities of Governmental Units or other governmental agencies, except to the extent permitted by the Bankruptcy Code and other applicable law.

J. Recoupment.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim against any claim, right, or Cause of Action of the Berry Debtors or the Reorganized Berry Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Berry Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Proof of Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K. Document Retention.

On and after the Effective Date, the Reorganized Berry Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Berry Debtors.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A. Conditions Precedent to Confirmation.

It shall be a condition to Confirmation with respect to the Berry Debtors that the following shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

1. the Bankruptcy Court shall have entered the Disclosure Statement Order, the Berry Backstop Agreement Order, and the Confirmation Order in a manner consistent in all material respects with the Plan, the Berry RSA, and the Berry Backstop Agreement, each in form and substance reasonably satisfactory to the Berry Debtors and the Required Consenting Berry Creditors; and

2. the Confirmation Order shall, among other things:

(a)	authorize the Berry Debtors and the Reorganized Berry Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)	authorize the Berry Debtors and the Reorganized Berry Debtors, as applicable/necessary, to: (i) implement the Berry Restructuring Transactions; (ii) authorize, issue, incur, and/or distribute the Berry Exit Facility, the Reorganized Berry Non-Conforming Term Notes, the Reorganized Berry Common Stock, and the Berry Rights (and any shares of Reorganized Berry Preferred Stock issuable upon the exercise thereof); (iii) make all distributions and issuances as required under the Plan, including Cash, the Reorganized Berry Common Stock, the Berry Rights (and any shares of Reorganized Berry Preferred Stock issuable upon the exercise thereof and the unsubscribed shares issued to the Berry Backstop Parties pursuant to the Berry Backstop Agreement), the Reorganized Berry Preferred Stock, shares of Reorganized Berry Preferred Stock issuable as part of the Berry Backstop Commitment Premium, the Berry Exit Facility, and the Reorganized Berry Non-Conforming Term Notes, pursuant to applicable exemptions from registration as set forth in Article VI.D; (iv) establish and fund the Berry GUC Cash Distribution Pool; and (v) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement with respect to the Berry Debtors and the Reorganized Berry Debtors, as applicable, including the Berry Exit Facility Documents and the Reorganized Berry Non-Conforming Term Notes Documents;

(d)	provide that on the Effective Date, all of the Liens and security interests to be granted in accordance with the Berry Exit Facility Documents (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Berry Exit Facility Documentation, (b) shall be deemed automatically attached and perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Berry Exit Facility Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law; and the Reorganized Berry Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish, attach, and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties;

(e)	provide that on the Effective Date, all of the mortgages granted to the prepetition Berry Lenders shall be deemed to be amended and assigned by the Berry Administrative Agent and the Berry Lenders and assumed by the Reorganized Berry Debtors and (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Berry Exit Facility Documents, and (b) shall be deemed automatically attached and perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Berry Exit Facility Documents;

(f)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order in furtherance of, or in connection with, any transfers of property pursuant to the Plan, including any deeds, deeds of trust, mortgages, security interest filings, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan shall not be subject to transfer or recording taxes or fees to the extent permissible under section 1146 of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax, recording fee, or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment; and

(g)	contain the release, injunction, and exculpation provisions contained in Article VIII herein.

B. Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

1. the Confirmation Order shall have been duly entered and shall be in form and substance reasonably acceptable to the Berry Debtors and the Required Consenting Berry Creditors;

2. the Plan and the applicable documents included in the Plan Supplement, including any exhibits, schedules, documents, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but before the Effective Date, shall have been filed and shall be in form and substance reasonably acceptable to the Berry Debtors and the Required Consenting Berry Creditors;

3. the New Organizational Documents, the Berry Backstop Agreement, the Reorganized Berry Registration Rights Agreement, the Berry Exit Facility Documents, the Reorganized Berry Non-Conforming Term Notes Documents, the Berry Registration Rights Agreement, and the Transition Services Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived) and subject to any post-closing execution and delivery requirements provided for in the Berry Exit Facility Documents and the Reorganized Berry Non-Conforming Term Notes Documents, as applicable;

4. the Berry Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

5. all Allowed Professional Fee Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;

6. the conditions precedent to the Berry Exit Facility Documents shall have been satisfied or waived in writing by the Required Consenting Berry Lenders;

7. the Berry RSA shall not have been terminated by the Berry Debtors or the Required Consenting Berry Creditors;

8. the Berry Debtors shall have structured the Berry Restructuring Transactions in a manner consistent in all material respects with the Plan and the Berry RSA;

9. the closings under the Berry Backstop Agreement shall have occurred or will be deemed to occur contemporaneously on the Effective Date;

10. the Berry GUC Cash Distribution Pool shall have been established and funded in accordance with the terms of the Plan; and

11. all requisite governmental authorities and third parties shall have approved or consented to the Berry Restructuring Transactions to the extent required.

C. Waiver of Conditions.

The conditions to Confirmation and Consummation set forth in this Article IX may be waived with the reasonable consent of the Required Consenting Berry Creditors and the Berry Debtors, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

D. Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), with respect to any of the Berry Debtors, shall be deemed to occur on the Effective Date with respect to such Berry Debtor.

E. Effect of Failure of Conditions.

If the Effective Date does not occur with respect to any of the Berry Debtors, the Plan shall be null and void in all respects with respect to such Berry Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Berry Debtors; (2) prejudice in any manner the rights of such Berry Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Berry Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments.

Subject to the limitations contained in the Plan, the Berry Backstop Agreement, and the Berry RSA, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Berry Backstop Agreement, and the Berry RSA, the Berry Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B. Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date, consistent with the Berry Backstop Agreement and the Berry RSA. If the Berry Debtors revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Berry Debtors or any other Entity, including the Holders of Claims; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Berry Debtors or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the United States Bankruptcy Court for the Southern District of Texas shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code to the extent provided under applicable law, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Berry Debtor is party or with respect to which a Berry Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Berry Debtors’ amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the Rejected Executory Contracts and Unexpired Lease List, or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Berry Debtor that may be pending on the Effective Date;

5. adjudicate, decide, or resolve any and all matters related to Causes of Action;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary to execute, implement, or consummate the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement, including injunctions or other actions as may be necessary to restrain interference by an Entity with Consummation or enforcement of the Plan;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. adjudicate, decide, or resolve any and all matters related to the Berry Restructuring Transactions;

10. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

11. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Berry Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Berry Restructuring Transactions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action relating to the distribution or the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.I.1 of the Plan;

14. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by or assess damages against any Entity with Consummation or enforcement of the Plan or the Berry Restructuring Transactions;

15. enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

16. enter an order or decree concluding or closing the Chapter 11 Cases;

17. adjudicate any and all disputes arising from or relating to distributions under the Plan or any of the transactions contemplated therein;

18. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code, including any request made under section 505 of the Bankruptcy Code for the expedited determination of any unpaid liability of a Berry Debtor for any tax incurred during the administration of the Chapter 11 Cases, including any tax liability arising from or relating to the Berry Restructuring Transactions, for tax periods ending after the Petition Date and through the closing of the Chapter 11 Cases;

21. hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

22. hear and determine all disputes involving the obligations or terms of the Berry Exit Facility and the Reorganized Berry Non-Conforming Term Notes;

23. hear and determine all disputes involving the obligations or terms of the Berry Rights Offerings and the Berry Backstop Agreement;

24. hear and determine all disputes involving the obligations or terms of the Transition Services Agreement and the Form Joint Operating Agreement;

25. hear and determine all disputes involving the election by Holders of applicable Allowed Berry Unsecured Notes Claims and Allowed Berry General Unsecured Claims to receive distributions from the Berry GUC Cash Distribution Pool instead of distributions of Reorganized Berry Common Stock;

26. hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

27. except as otherwise limited herein, recover all assets of the Berry Debtors and property of the Estates, wherever located;

28. enforce all orders previously entered by the Bankruptcy Court; and

29. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect.

Subject to Article IX.B of the Plan, as applicable, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Berry Debtors, the Reorganized Berry Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Berry Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B. Additional Documents.

On or before the Effective Date, the Berry Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or advisable to effectuate and further evidence the terms and conditions of the Plan, consistent with the terms of the Berry RSA. The Berry Debtors or the Reorganized Berry Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Dissolution of the Committee.

On the Effective Date, the Committee, as it relates to the Berry Debtors, shall dissolve and all members, employees, or agents thereof shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Cases; provided, that such official committee shall be deemed to remain in existence solely with respect to, and shall not be heard on any issue except, applications filed by the Professionals pursuant to sections 330 and 331 of the Bankruptcy Code. The Reorganized Berry Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Committee after the Effective Date.

D. Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Berry Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Berry Debtors is converted, dismissed, or closed, whichever occurs first. All such fees due and payable prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the applicable Reorganized Berry Debtor shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee, until the earliest of the date on which the applicable Chapter 11 Case of the Reorganized Berry Debtors is converted, dismissed, or closed.

E. Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Berry Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Berry Debtor or any other Entity with respect to the Holders of Claims or Interests prior to the Effective Date.

F. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G. Notices.

All notices, requests, and demands to or upon the Berry Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1. if to the Berry Debtors, to:

Linn Acquisition Company, LLC

Berry Petroleum Company, LLC

JPMorgan Chase Tower

600 Travis Street

Houston, Texas 77002

Attention: Candice Wells

Email address: cwells@linnenergy.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Paul M. Basta, P.C., Stephen E. Hessler, P.C. and Brian Lennon, Esq.

E-mail addresses: paul.basta@kirkland.com, stephen.hessler@kirkland.com, brian.lennon@kirkland.com

–and–

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: James H.M. Sprayregen, P.C., Joseph M. Graham, Esq., and Alexandra Schwarzman, Esq.

E-mail addresses: james.sprayregen@kirkland.com, joe.graham@kirkland.com, alexandra.schwarzman@kirkland.com

–and–

Munger, Tolles & Olson LLP

Thomas B. Walper (admitted pro hac vice)

Seth Goldman (admitted pro hac vice)

355 South Grand Avenue

Los Angeles, CA 90071

E-mail addresses: thomas.walper@mto.com, seth.goldman@mto.com

2. if to the Berry Administrative Agent, to:

Wells Fargo Bank, N.A.

1000 Louisiana Street, 9th Floor

Houston, Texas 77002

Attention: Patrick Fults

E-mail address: patrick.j.fults@wellsfargo.com

with copies (which shall not constitute notice) to:

Baker & McKenzie LLP

452 Fifth Avenue

New York, NY 10018

Attention: James Donnell, Esq.

E-mail address: james.donnell@bakermckenzie.com

–and–

Baker & McKenzie LLP

300 East Randolph Street

Chicago, IL 60601

Attention: Garry Jaunal, Esq.

E-mail address: garry.jaunal@bakermckenzie.com

3. if to the Reorganized Berry Debtors, the Ad Hoc Group of Berry Unsecured Noteholders, the Berry Backstop Parties, or the Required Consenting Berry Noteholders, to:

Quinn Emanuel Urquhart & Sullivan LLP

51 Madison Avenue, 22nd Floor

New York, NY 10010

Attn: Benjamin Finestone, Esq., K. John Shaffer, Esq., Daniel Holzman, Esq.

E-mail addresses: benjaminfinestone@quinnemanuel.com, johnshaffer@quinnemanuel.com, danielholzman@quinnemanuel.com

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, TX 77010

Attn: William Greendyke, Esq., Glen Hettinger, Esq.

E-mail addresses: william.greendyke@nortonrosefulbright.com, glen.hettinger@nortonrosefulbright.com

4. if to the Berry Unsecured Notes Trustee, to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10128

Attention: Glenn E. Siegel, Rachel Jaffe Maurceri

E-mail addresses: glenn.siegel@morganlewis.com, rachel.mauceri@morganlewis.com

5. if to the Committee, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Keith Wofford, Mark Bane, James Wright, Brian Rooder

E-mail addresses: Keith.Wofford@ropesgray.com, mark.bane@ropesgray.com, James.Wright@ropesgray.com, Brian.Rooder@ropesgray.com

After the Effective Date, the Reorganized Berry Debtors shall have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Berry Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H. Term of Injunctions or Stays.

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I. Entire Agreement.

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J. Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Berry Debtors’ counsel at the address above or by downloading such exhibits and documents from the Berry Debtors’ restructuring website at https://cases.primeclerk.com/linn/Home-Index or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/bankruptcy.

K. Nonseverability of Plan Provisions.

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Berry Debtors’ or Reorganized Berry Debtors’ consent; provided, that any such deletion or modification must be consistent with the Berry RSA, Berry Exit Facility Documents, and Berry Backstop Agreement, as applicable; and (3) nonseverable and mutually dependent.

L. Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Berry Debtors and Reorganized Berry will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Berry Debtors, the Reorganized Berry Debtors, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Berry Debtors or the Reorganized Berry Debtors will have any liability for the violation of any applicable law (including the Securities Act), rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M. Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Berry Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed before the Confirmation Date.

N. Closing of Chapter 11 Cases

The Reorganized Berry Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided that the Reorganized Berry Debtors may, in their discretion, close certain of the Chapter 11 Cases while allowing other Chapter 11 Cases to continue for the purposes of making distributions on account of Claims or administering to Claims as set forth in this Plan, or for any other provision set forth in this Plan.

[Remainder of page intentionally left blank.]

Dated: January 25, 2017

Respectfully submitted,

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President, Chief Financial Officer, and Manager of Linn Acquisition Company, LLC and Berry Petroleum Company, LLC

Prepared by:

KIRKLAND & ELLIS LLP

Paul M. Basta, P.C. (admitted pro hac vice)

Stephen E. Hessler, P.C. (admitted pro hac vice)

Brian S. Lennon (admitted pro hac vice)

601 Lexington Avenue

New York, New York 10022

(212) 446-4800 (telephone)

–and–

James H.M. Sprayregen, P.C. (admitted pro hac vice)

Joseph M. Graham (admitted pro hac vice)

Alexandra Schwarzman (admitted pro hac vice)

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000 (telephone)

–and–

JACKSON WALKER L.L.P.

Patricia B. Tomasco (TX Bar No. 01797600)

Matthew D. Cavenaugh (TX Bar No. 24062656)

Jennifer F. Wertz (TX Bar No. 24072822)

1401 McKinney Street, Suite 1900

Houston, Texas 77010

(713) 752-4200 (telephone)

Co-Counsel to the Debtors and Debtors in Possession

MUNGER, TOLLES & OLSON LLP

Thomas B. Walper (admitted pro hac vice)

Seth Goldman (admitted pro hac vice)

355 South Grand Avenue

Los Angeles, CA 90071

(213) 683-9100 (telephone)

Counsel to the Berry Debtors and Berry Debtors in Possession